UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.    )

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Koppers Holdings Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of 2013

Annual Meeting

and

Proxy Statement

Koppers Holdings Inc.

March 27, 2013

Dear Fellow Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Koppers Holdings Inc. (Koppers). The meeting will be held at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania 15108 on Thursday, May 2, 2013, beginning at 10:00 a.m. Eastern Daylight Time.

The purpose of the meeting will be to elect two directors, to hold an advisory vote on executive compensation, to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013 and to consider and vote on a shareholder proposal relating to majority voting.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business we will conduct at the meeting and provides information about Koppers that you should consider when you vote your shares. Also enclosed is our Annual Report, which includes our consolidated financial statements for 2012.

Your vote is important regardless of how many shares you own and I urge you to vote your shares. Whether or not you plan to attend the annual meeting, please sign, date and return the proxy form in the enclosed envelope to make sure that your shares are voted at the meeting. Voting your shares by proxy does not limit your right to be present at the meeting and vote your shares in person.

I appreciate your continued confidence in Koppers and look forward to seeing you at the meeting.

Sincerely,

Walter W. Turner

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 2, 2013

Time:	10:00 a.m. Eastern Daylight Time

Place:	Pittsburgh Airport Marriott
777 Aten Road, Coraopolis, Pennsylvania 15108

Proposals:

1.	To elect two members of our board of directors.

2.	To hold an advisory vote on executive compensation.

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

4.	To consider and vote on a shareholder proposal relating to majority voting.

We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Record Date:	You can vote if you were a shareholder of record on March 12, 2013.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

March 27, 2013

Your Vote Is Important

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes.

Important Notice Regarding the Availability of Proxy

Materials for the Annual Meeting of Shareholders to Be Held on May 2, 2013

A complete copy of this proxy statement and our annual report for the year ended December 31, 2012 are also available at www.rrdezproxy.com/2013/KoppersHoldings/.

Koppers Holdings Inc.

436 Seventh Avenue

Pittsburgh, PA 15219

PROXY STATEMENT

What is the purpose of this annual meeting?

The shareholders will act on the following matters:

•	The election of two members to our board of directors;

•	The holding of an advisory vote on executive compensation;

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013;

•	The consideration of a shareholder proposal relating to majority voting.

In addition, our management will report on our performance in 2012 and will answer appropriate questions from shareholders. We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Koppers Holdings Inc., a Pennsylvania corporation, of proxies to be voted at our 2013 annual meeting of shareholders and at any adjournment of such meeting. We refer to Koppers Holdings Inc. as the company, Koppers, we, our and us.

You are invited to attend our annual meeting of shareholders on Thursday, May 2, 2013, beginning at 10:00 a.m. Eastern Daylight Time at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania 15108.

Shareholders will be admitted to the annual meeting beginning at 9:30 a.m. Eastern Daylight Time. Seating will be limited.

We began distributing the proxy materials contained in this package on or about March 27, 2013.

Who may vote at the annual meeting?

If you owned shares of our common stock at the close of business on March 12, 2013, which we refer to as the record date, you may vote your shares at the meeting.

How many shares of common stock were outstanding on the record date?

On the record date, 20,716,648 shares of our common stock were outstanding and entitled to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “shareholder of record” with respect to those shares. We have sent the notice of annual meeting, proxy statement, proxy card and 2012 annual report directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in the street name. The notice of annual meeting, proxy statement, proxy card and 2012 annual report have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

How do I vote?

You may vote your shares by proxy or in person.

By proxy.  If you are a shareholder of record, to vote your shares by proxy, you must complete, sign and date the proxy card and return it in the prepaid envelope. If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the broker, bank or other holder of record.

In person.  All shareholders may vote in person at the annual meeting. If you are a shareholder of record, you may vote your shares directly at the meeting by casting a ballot in person. In addition, you may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

Your vote is important. Please vote your shares promptly. We recommend you vote by proxy even if you plan to attend the meeting. You can always revoke your proxy before it is exercised by voting in person at the meeting.

How does a proxy work?

If you complete the enclosed proxy, that means that you authorize the persons appointed as proxies to vote your shares at the annual meeting in accordance with your directions. When you vote by proxy, you should direct how your shares should be voted for each proposal. If you do not tell us how to vote your shares for any proposal, then your shares will be voted in accordance with the recommendations of our board of directors. Unless you tell us otherwise, the persons appointed proxies to vote at our annual meeting may vote your shares in accordance with their judgment on any other matters properly presented for action at the meeting or at any adjournment of the meeting that are not described on the proxy form.

What if I receive more than one proxy card?

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you beneficially hold shares through someone else (such as a broker, bank or other record holder), you may get voting instructions and related materials from that person asking how you want to vote.

If you receive more than one proxy card for shares registered in your name, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare at P.O. Box 43006, Providence, RI 02940-3006, at its toll-free number (866-293-5637) or on its website at www.computershare.com/investor with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

What are broker non-votes?

The New York Stock Exchange (the stock exchange on which our common shares are listed and which we refer to as the NYSE) permits brokers to vote their customers’ shares on routine matters when brokers have not received voting instructions from their customers. Routine matters include the ratification of independent registered public accountants. Brokers may not vote their customers’ shares on non-routine matters such as the election of directors, shareholder advisory votes on executive compensation, or shareholder proposals relating to majority voting unless the brokers have received instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes. If you are a beneficial owner of shares of our common stock, we encourage you to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to our corporate secretary;

•	Timely delivery of a valid, later-dated proxy; or

•	Voting by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described previously in the answer to the question “How do I vote?”.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

How do I contact Koppers’ corporate secretary?

You may contact our corporate secretary by sending correspondence to our principal executive offices at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Is there a list of shareholders entitled to vote at the annual meeting?

Yes. The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting.

What is a quorum?

In order to conduct the business of the meeting, we must have a quorum. This means at least a majority of our common shares outstanding must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card. Votes withheld, abstentions and broker non-votes will be considered to be represented at the meeting in determining the presence of a quorum.

What are the voting requirements to elect the directors, approve by advisory vote executive compensation, approve the proposal to ratify the appointment of Ernst & Young LLP and approve the shareholder proposal relating to majority voting?

You have one vote for each share that you held on the record date for each proposal.

For the election of directors, the two director nominees receiving the highest number of votes cast “FOR” election will be elected. This is called plurality voting. You are not permitted to accumulate your shares when you vote your shares in favor of our nominees for election as directors.

The advisory vote on executive compensation requires support from a majority of votes cast on the proposal, assuming the presence of a quorum.

To be approved, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013 requires a majority of votes cast on the proposal to be in favor of the appointment, assuming the presence of a quorum.

The shareholder proposal relating to majority voting requires support from a majority of votes cast on the proposal, assuming the presence of a quorum.

Pennsylvania law provides that abstentions and votes withheld are not votes cast. Abstentions, votes withheld and broker non-votes do not count either for or against a proposal.

Does Koppers have a recommendation on voting?

Yes. The board of directors recommends a vote “FOR” the election of both nominees as directors, “FOR” the advisory resolution approving executive compensation, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013 and “AGAINST” the shareholder proposal relating to majority voting.

Who counts the votes cast at the annual meeting?

Representatives of Computershare will tabulate the votes and act as inspectors of election at the annual meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries for them to forward proxy materials to the beneficial owners of the shares they hold of record and we may reimburse them for doing so. Proxies may be solicited on our behalf by directors, officers or employees, for no additional compensation, in person or by telephone, electronic transmission and facsimile transmission. We have hired Computershare, our transfer agent, to distribute and solicit proxies. We will pay Computershare an estimated fee of $5,000, plus its reasonable expenses, for these services.

Will my vote be confidential?

Shareholder voting records will be permanently kept confidential except as may be necessary to meet legal requirements.

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

General

The nominees for election to Class III of the board of directors have been nominated by our nominating and corporate governance committee for election to the board of directors, and our board has approved the nominees.

The number of directors on our board is currently fixed at eight members, divided into three classes, with each class as nearly equal in number as possible. Class I and Class II of the board each consist of three directors and Class III of the board consists of two directors.

Directors are elected for three-year terms on a staggered term basis. This means that each year the term of office of one class will expire and the terms of office of the other two classes will extend for additional periods of one and two years, as applicable. At this year’s annual meeting we are asking you to elect the nominees for director in Class III whose term of office will expire in 2016.

The board has nominated David M. Hillenbrand, Ph.D. and Louis L. Testoni for election as Class III directors. James C. Stalder, a Class III director since 2006, was not re-nominated for election because our corporate governance guidelines provide that a director will not be re-nominated as a director after the individual’s 70th birthday. Accordingly, Mr. Stalder’s term will expire and he will retire from the Board of Directors as of the annual meeting date.

Each nominee in Class III who is elected as a director will hold office for three years or until the director’s death, resignation, incapacity or until the director’s successor shall be elected and shall qualify. Vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority vote of the directors then in office, even if less than a quorum.

It is the board’s policy as set forth in our corporate governance guidelines not to set a limit on the number of terms for which a director may serve. Setting term limits may prevent the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and therefore provide an increasing contribution to the board. Also, management accountability may be undermined by frequent turnover of directors. As mentioned above, a director will not be re-nominated as a director after the individual’s 70th birthday.

Vote Required

Director nominees will be elected by a plurality vote by the shares present (in person or by proxy) at the meeting. This means that the two nominees receiving the highest number of votes cast “FOR” election at the annual meeting will be elected for a three-year term.

Your proxy will be voted “FOR” the election of these nominees unless you withhold authority to vote for one or both of them. If either nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one. We will only count votes “FOR” a candidate in the election of directors.

Board Recommendation

With respect to the election of directors (Proxy Item 1), the board of directors recommends a vote “FOR” the election of both nominees.

Biographical Summaries of Nominees and Directors

There are no specific minimum qualifications a nominee must meet in order to be recommended for the board. However, our nominating and corporate governance committee seeks to establish, as required by the committee’s charter, a board that consists of individuals from diverse educational and professional experiences and backgrounds, that, when taken as a whole, provide meaningful counsel to management. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, prominence and reputation in their profession, a global business perspective, concern for the long-term interests of our shareholders and personal integrity, values and judgment — all in the context of an assessment of the perceived needs of the board. In addition, directors must have significant time available to devote to board activities and to enhance their knowledge of our business. Although we do not have a formal policy with respect to diversity, our nominating and corporate governance committee considers the diversity of our board as a whole, including the skills, background and experience of our directors.

Our nominating and corporate governance committee believes each member of our board of directors possesses the individual qualities necessary to serve on the company’s board of directors, including high personal and professional ethical standards and integrity, honesty and good values. Our directors are highly educated and have diverse backgrounds and extensive track records of success in what we believe are highly relevant positions with large international companies, firms and major private and public institutions. They have each demonstrated an ability to exercise sound judgment and have exhibited a commitment of service to the company and to the board, and each of our directors possesses strong communication skills. In addition, we believe that each director brings the skills, experience and perspective that, when taken as a whole, creates a board that possesses the requirements necessary to oversee the company’s business. Each director’s and nominee’s particular experience, qualifications, attributes and skills that led the board to conclude that such director or nominee should serve as a director for the company are set forth below. The committee reviews the board membership criteria and modifies them as necessary each year.

The following information relates to the two nominees for election at this year’s annual meeting:

CLASS III DIRECTORS WITH A TERM EXPIRING 2016

David M. Hillenbrand, Ph.D. Age: 65

Dr. Hillenbrand became a director of Koppers Holdings Inc. in November 2004 and has been a director of Koppers Inc. since February 1999. Dr. Hillenbrand served as President and Chief Executive Officer of the Carnegie Museums of Pittsburgh, a non-profit organization, from July 2005 through February 2011 and returned to the Carnegie Museums of Pittsburgh in the same capacity in January 2013.

Dr. Hillenbrand has proven experience and leadership within the specialty chemicals industry, having served in a number of senior management positions during his 27-year career with Bayer AG, a global enterprise providing products and services in the fields of health care, nutrition, high-tech materials and specialty chemicals. Dr. Hillenbrand retired from his most recent position with Bayer AG in August 2003, where he was Executive Vice President and a member of the executive committee and Labor Director of Bayer Polymers. Dr. Hillenbrand had previously served as the President and Chief Executive Officer of Bayer AG’s Canadian operations for eight years.

Dr. Hillenbrand has a depth of experience with our industry and our company, having served as a director of Koppers Inc., our wholly-owned subsidiary, for 14 years and as a director of the company for over 8 years. The board benefits from his intimate knowledge of our operations and corporate philosophy. Dr. Hillenbrand was born in Germany and holds a Ph.D. in Germanics, which, combined with his experience at Bayer AG, gives him an international perspective on the company’s operations and growth strategy.

Louis L. Testoni Age: 64

Mr. Testoni has served as an executive in residence at the University of Pittsburgh Katz School of Business, a major public university, since September 2012, a member of the board of advisors of ABARTA, Inc., a private holding company, since April 2011 and a member of the board of advisors of Henderson Brothers, Inc., a privately-held insurance agency, since
December 2012. From September 2007 through June 2010,
Mr. Testoni served as the Lake Erie Market Managing Partner of PricewaterhouseCoopers LLP, an international professional services firm.

Mr. Testoni’s board experience also includes his position as Chairman of the board of trustees of the Carnegie Library of Pittsburgh and as a member of the board of trustees of The Frick Art and Historical Center. Mr. Testoni also serves as a director of the Three Rivers Chapter of the National Association of Corporate Directors, a non-profit membership group for corporate board members. In addition to his broad board experience, Mr. Testoni’s financial background offers the board a key perspective and depth on financial and accounting matters.

The following information relates to the continuing directors with terms expiring in 2014 and 2015.

CONTINUING CLASS I DIRECTORS WITH A TERM EXPIRING 2014

Cynthia A. Baldwin Age: 68

Justice Baldwin became a member of our board of directors in February 2008. From February 2010 to July 2012, Justice Baldwin served as the Vice President and General Counsel of The Pennsylvania State University, a major public research university. An experienced board member, Justice Baldwin was Chair of the board of trustees of The Pennsylvania State University from 2004 to 2007, and a board member for 15 years before taking her position as Vice President and General Counsel. Justice Baldwin currently serves as a director of the Three Rivers Chapter of the National Association of Corporate Directors and as a director of Vibrant Pittsburgh, a non-profit organization dedicated to bringing a more diverse workforce to Pittsburgh.

Justice Baldwin also brings a wealth of knowledge and experience to the board from the legal field and public sector, having served as a partner at Duane Morris LLP, a large international law firm, from March 2008 to February 2010, as a former Pennsylvania Supreme Court Justice from 2006 to 2008, and as Judge on the Allegheny County Court of Common Pleas for 16 years. Prior to serving in the judiciary, Justice Baldwin practiced law in various areas, including real estate law and commercial litigation. Justice Baldwin’s experience gives her particular insight into assessing litigation risk.

Albert J. Neupaver Age: 62

Mr. Neupaver became a member of our board of directors in August 2009. Since February 2006, Mr. Neupaver has been the President and Chief Executive Officer of Westinghouse Air Brake Technologies Corporation, a public company and one of the world’s largest providers of value-added, technology-based equipment and services for the global rail industry. His operational knowledge and leadership skills are further demonstrated by his additional public company experience at AMETEK, Inc., a leading global manufacturer of electronic instruments and electromechanical devices, where he served as the President of the electromechanical group from 1998 to February 2006.

Mr. Neupaver is also an experienced board member, having served as a director of Westinghouse Air Brake Technologies Corporation since 2006, and a director of Robbins & Myers, Inc., a public company and leading supplier of engineered equipment and systems, from January 2009 to February 2013. His other affiliations include service on the board of directors of the Carnegie Science Center and the board of trustees of the Carnegie Museums of Pittsburgh. Mr. Neupaver’s experience as a chief executive officer allows him to better assess our operational risks and growth opportunities.

Walter W. Turner Age: 66	Mr. Turner was elected President and Chief Executive Officer of the company in, and has been a director since, November 2004. He has been President and Chief Executive Officer and director of Koppers Inc., our wholly-owned subsidiary, since February 1998. Prior to 1998, Mr. Turner held various senior management positions within Koppers Inc. since its inception in 1988, including Vice President and General Manager, Carbon Materials & Chemicals of Koppers Inc., Vice President and Manager, Marketing & Development, Industrial Pitches and Related Products of Koppers Inc. and Marketing Manager, Industrial Pitches and Creosote Oils of Koppers Inc.

Mr. Turner has over 40 years of experience with the company, Koppers Inc. and Koppers Company, Inc., which has provided him with a depth of experience in the company’s industry and insights into the company’s business, operations and risk exposure. As the only management representative on our board, Mr. Turner enhances board discussions by providing an insider’s perspective on the company’s business, operations and strategic direction and insight into all aspects of the company’s business.

Mr. Turner’s board experience includes his current service as a trustee of the Carnegie Museums of Pittsburgh and as a member of the board of directors of the Allegheny Conference on Community Development.

CONTINUING CLASS II DIRECTORS WITH A TERM EXPIRING 2015

Sharon Feng, Ph.D. Age: 54	Dr. Feng became a member of our board of directors in May 2009. Since September 2012, Dr. Feng has been the Executive Director of the University of Chicago’s Institute for Molecular Engineering. From February 2010 to August 2012, Dr. Feng served as the Vice President of Business Development of the Coatings, Adhesives and Specialties Division of Bayer MaterialScience LLC, a global supplier of specialty chemicals. Prior to that, Dr. Feng was the Vice President, Industrial and Environmental Affairs/Logistics Management of Lanxess Corporation, a global manufacturer of high-quality products for the chemical, synthetic rubber and plastics industries, from January 2009 through January 2010 and the Vice President, Technical Services/Industrial and Environmental Affairs of Lanxess Corporation from August 2006 through December 2008, with responsibility for that company’s risk management and regulatory compliance. From February 2005 to August 2006, Dr. Feng served as the Vice President of Business Development, Coatings and Adhesives, Asia Pacific Region for Bayer MaterialScience LLC and from January 2004 to January 2005, Dr. Feng was the Director of Polyurethane Research, North America, for Bayer MaterialScience LLC.

Dr. Feng holds a Ph.D. in inorganic chemistry, which has provided her with a technical background and a strong expertise in the specialty chemicals industry. Dr. Feng’s technical and industry experience, her experience in risk management and regulatory compliance, and her knowledge of environmental risks and best practices, developed through her leadership positions with Bayer MaterialScience LLC and Lanxess Corporation, provide an invaluable perspective to the board’s discussions. In addition, her insights into international business development, particularly in Asian markets, contribute to the board’s consideration of strategic growth in that region.

Stephen R. Tritch Age: 63	Mr. Tritch became a member of our board of directors in May 2009. Mr. Tritch retired from his position at Westinghouse Electric Company, a global provider of fuel, services, technology, plant design, and equipment for the commercial nuclear electric power industry, in June 2008, where he was the Chief Executive Officer since June 2002. While serving in that role, Mr. Tritch had oversight of that company’s operations, financial reporting and risk analysis. During his 37 years with Westinghouse Electric Company, Mr. Tritch held a number of management positions, including Senior Vice President Fuel Business Unit, Senior Vice President Integration and Senior Vice President Services Business Unit. His business acumen and proven leadership skills developed through years of managing this international organization provide the board with an executive and leadership perspective on the management and operations of a large company with global operations.

An experienced board member, Mr. Tritch served as the Chairman of the board of Westinghouse Electric Company from June 2006 until his retirement in June 2010. He also served as Chairman of the audit committee of Westinghouse Electric Company. Mr. Tritch served as a director of The Shaw Group, Inc., a public company and a global provider of pumping systems, engineering procurement and construction services, from April 2009 to February 2013. His additional leadership roles include service as the Chairman of the board of trustees at the University of Pittsburgh and as a member of the board of trustees of the John Heinz History Center.

T. Michael Young Age: 68

Mr. Young became a member of our board of directors in May 2006. Mr. Young is an executive officer of, and since July 2006 has been a Managing Partner of, The CapStreet Group, LLC, a private equity firm that invests in lower-tier middle market companies.

Mr. Young brings executive management experience and a strong financial background to our board. Mr. Young is a former Partner of Arthur Andersen LLP, formerly one of the largest international accountancy and professional services firms. He was also formerly the Chief Financial Officer of Weatherford International Inc., a public company and one of the largest global providers of mechanical solutions, technology applications, and services for oil and gas developments. Mr. Young was the President and Chief Executive Officer of Metal Supermarkets International, a leading global supplier of small quantity metals, from December 2002 to December 2005. Mr. Young also served as the Chief Executive Officer of a number of other companies including Hi-Lo Automotive, Inc., a supplier of automotive parts, which was acquired by O’Reilly Automotive, Inc., and Transportation Components, Inc., a distributor of replacement parts for commercial trucks and trailers.

Mr. Young also has extensive service as a member of several private and public company boards. He was the Chairman of the board of Metal Supermarkets International, a private company, from December 2005 through October 2007, a member of the board of directors of Emeritus Corporation, a public company and a national operator of assisted living residential communities from April 2004 to November 2008 and a member of the board of directors of Restoration Hardware, a public company and a specialty retailer of high quality home furnishings, hardware and related merchandise from March 2005 to June 2008. Mr. Young’s skills are particularly suited to helping us assess financial and operational risks and the strategic direction of the company.

Board Meetings and Committees

Meetings in 2012

During 2012, the board held seven meetings. The average attendance at meetings of our board and committees of our board during 2012 was 97 percent, and each director attended at least 75 percent of the total number of meetings of the board and committees of the board on which such director served and at the time at which such director served.

Our board of directors currently has four standing committees: an audit committee, a management development and compensation committee, a nominating and corporate governance committee, and a safety, health and environmental committee. Descriptions of the audit committee, management development and compensation committee, nominating and corporate governance committee and safety, health and environmental committee are set forth below. Each of our committees operates under a charter adopted by our board of directors. The charters of our committees are available on our website at www.koppers.com. You may also request a printed copy of any committee charter at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

We expect each director to attend the meetings of the board, the board committees on which the director serves and the annual meeting of shareholders. All of the members of our board at the time of our annual meeting of shareholders in 2012 attended the meeting.

Membership of Committees

The following table shows the membership of each committee as of March 27, 2013.

Committee	Members
Audit	James C. Stalder (Chair) Cynthia A. Baldwin Albert J. Neupaver Stephen R. Tritch T. Michael Young

Nominating and Corporate Governance	Stephen R. Tritch (Chair) Sharon Feng James C. Stalder T. Michael Young

Management Development and Compensation	T. Michael Young (Chair) Albert J. Neupaver James C. Stalder Stephen R. Tritch

Safety, Health and Environmental	Sharon Feng (Chair) David M. Hillenbrand Walter W. Turner

Independence of Committee Members

We are subject to the NYSE corporate governance rules and certain rules of the Securities and Exchange Commission, which we also refer to as the SEC, including the rules relating to independent members on our board committees. The SEC rules set forth the independence requirements for our audit committee and require that all members of our audit committee be independent. The NYSE rules require that all of the members of our audit, nominating and corporate governance, and management development and compensation committees be independent. All of the members of our audit, nominating and corporate governance, and management development and compensation committees are independent as required by the SEC and the NYSE rules.

Audit Committee

The audit committee is required pursuant to its charter to hold at least four regularly scheduled meetings each year and held six meetings in 2012. The board has determined that both Mr. Stalder and Mr. Young are financial experts as such term is defined under the SEC rules.

The audit committee’s responsibilities include oversight of the integrity of our financial statements, the appointment, compensation and supervision of our independent registered public accounting firm, which we also refer to as our independent auditor, review of the independence of our independent auditor, resolution of disagreements between our management and our independent auditor and oversight of our internal audit function.

In connection with oversight of the integrity of our financial statements, the audit committee’s responsibilities include:

•	Reviewing, prior to the audit, the scope and procedures to be utilized in the audit with the independent auditor;

•	Receiving reports from the independent auditor regarding our critical accounting policies and practices;

•

Meeting with the independent auditor, without our management, to discuss the audit or other issues deemed relevant by the audit committee, including, but not limited to any audit problems or difficulties and management’s response;

•

Reviewing management’s assessment of the effectiveness of internal controls over financial reporting, including any significant deficiencies or material weaknesses identified by management or the independent auditor;

•	Meeting with management and the independent auditor to review significant reporting issues and practices, including changes in or adoption of accounting principles and disclosure practices; and

•	Reviewing disclosures in our periodic reports filed with the SEC, including the “Management’s Discussion and Analysis” section.

In connection with the appointment and supervision of our independent auditor, the audit committee’s responsibilities include, among other things:

•	Receiving annual written communication from the independent auditor delineating all relationships with and proposed professional services to us;

•	Reviewing all non-audit services proposed to be provided by the independent auditor;

•

Receiving and reviewing, on an annual basis, reports from the independent auditor regarding its internal quality control procedures and results of most recent peer review or any inquiry or investigation by any governmental or professional authorities within the preceding five years;

•	Reviewing the qualifications of the lead partner of the independent auditor and making certain that a replacement is named to the lead partner position every five years; and

•	Reviewing and approving, as appropriate, the compensation of the independent auditor.

The board has established, and the audit committee has reviewed, procedures for the receipt and treatment of complaints we receive concerning, among other things, accounting, internal controls or auditing matters, as well as confidential anonymous submissions by our employees regarding accounting or auditing matters. The audit committee also reviews our process for communicating these procedures to our employees.

The audit committee has the authority to engage independent counsel or other outside advisors and experts as necessary to advise the committee in the performance of its duties.

Management Development and Compensation Committee

The management development and compensation committee is required pursuant to its charter to meet at least four times a year and held seven meetings in 2012. The management development and compensation committee is responsible, among other things, for establishing and reviewing compensation criteria at the board and executive levels. The committee seeks to ensure that our compensation practices are in compliance with the law and with our Code of Business Conduct and Ethics and are commensurate with the high standards of performance expected of our directors and officers.

The committee will periodically review and propose to the full board the compensation for non-employee directors. Such review must occur at least once a year. In addition, the management development and compensation committee annually approves and recommends to the board for ratification our chief executive officer’s compensation. The committee also annually reviews and makes recommendations to the board with respect to the compensation structure for all other officers and key executives, including the adoption of cash-based and equity-based incentive and bonus compensation plans.

The management development and compensation committee is charged with administering our cash-based and equity-based incentive and bonus compensation plans, which we refer to as incentive and bonus compensation plans. Among other things, the management development and compensation committee will determine which eligible employees receive awards under such plans, determine the types of awards to be received and the conditions thereof, and will make any other determination or take any other action that it deems necessary or desirable to administer each incentive and bonus compensation plan. From time to time, the management development and compensation committee will also review and recommend medical, retirement, insurance and other benefit packages for officers and eligible employees.

At least annually, the management development and compensation committee will make recommendations to the board regarding a succession plan, including succession in the event of an emergency or crisis, for our chief executive officer and other officers and key employees, after considering recommendations of management. The committee must also review and make recommendations to the board regarding revisions of its charter. The management development and compensation committee has the sole power to retain and terminate consulting firms to assist it in performing its responsibilities, including the authority to approve the firm’s fees and retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, accounting, human resource or other advisors and to have direct access to such advisors without the presence of our management or other employees. The committee is directly responsible for the appointment, compensation and oversight of the work of any such advisors retained by the committee and may select a compensation consultant, legal counsel or other advisor only after taking into consideration all factors relevant to that person’s independence from management, as required by NYSE rules. In addition, the committee has the power to form and delegate authority to subcommittees.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is required pursuant to its charter to meet at least four times each year and held four meetings in 2012. The nominating and corporate governance committee’s goals and responsibilities include identifying and recommending individuals qualified to serve as members of the board of directors consistent with criteria approved by the board of directors. The committee identifies candidates for the board of directors by soliciting recommendations from committee members and incumbent directors and considering recommendations from employees and shareholders. The committee also has sole authority to retain and terminate search firms, which will report directly to the committee, to assist in identifying director candidates.

The committee is responsible for the oversight of the evaluation of the board of directors and corporate management. In doing so, the nominating and corporate governance committee evaluates, and reports to the board of directors, the performance and effectiveness of the board of directors as a whole and each committee of the board as a whole (including an evaluation of itself and the effectiveness of the management development and compensation committee in its process of establishing goals and objectives for, and evaluating the performance of, our chief executive officer and our other officers).

The nominating and corporate governance committee charter provides that the committee will ensure that the nominees for membership on the board of directors are of a high caliber and are able to provide insightful, intelligent and effective guidance to our management. The committee is also committed to ensuring that our corporate governance is in full compliance with the law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of our business and our operations. To accomplish this, the nominating and corporate governance committee developed and recommended to the board of directors a set of corporate governance guidelines.

The nominating and corporate governance committee must review and, if appropriate, recommend to the board appropriate changes to the corporate governance guidelines at least once every year and the articles of incorporation, by-laws, the Code of Business Conduct and Ethics and the Code of Ethics Applicable to Senior Officers at least once every two years. The nominating and corporate governance committee is charged with investigating and advising the board with respect to any violations of the Code of Ethics Applicable to Senior Officers and, to the extent involving directors or officers, the Code of Business Conduct and Ethics, including conflicts of interest between directors or officers and us, and including a review of the outside activities of directors and officers. It is the obligation of each director and officer to bring to the attention of the nominating and corporate governance committee any actual, apparent or possible conflict of interest.

The nominating and corporate governance committee may obtain advice and assistance from internal or external legal, accounting or other advisors, without the presence of our officers and may interview and meet with our employees without the presence of our management.

Safety, Health and Environmental Committee

Our safety, health and environmental committee held four meetings in 2012 and is responsible for reviewing our policies and practices that address safety, health and environmental concerns and significant legislative and regulatory trends and developments concerning safety, health and environmental issues. The committee reviews management practices and results to ensure that our managers are promoting proper and government-mandated practices in the areas of safety, health and the environment and that we have written procedures and an audit program in place to ensure proper training, safeguards and controls in these areas. The safety, health and environmental committee’s charter requires the committee to meet regularly with the relevant executive officers and senior operations managers accountable for product and process safety, health and environmental programs.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices.” These guidelines, among other things, assist our board in determining whether a director is independent under the NYSE rules.

Our corporate governance guidelines address matters such as the selection and composition of the board, board leadership, board performance, the board’s relationship to senior management, meeting procedures and committee matters.

A copy of our corporate governance guidelines is available on our website at www.koppers.com. You may also request a printed copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Director Independence

Our board of directors reviewed the independence of each of our current directors and nominees, in accordance with our corporate governance guidelines and the NYSE rules. Based on its review, the board of directors determined that a majority of our current directors and our nominees have no material relationship with us (either directly or as a partner, shareholder or an officer of an organization that has a relationship with us) and are independent under the independence criteria for directors established by the NYSE and in accordance with our corporate governance guidelines. Based on this evaluation, our board has determined that Ms. Baldwin, Dr. Feng, Dr. Hillenbrand, Mr. Neupaver, Mr. Testoni, Mr. Tritch, Mr. Stalder and Mr. Young each satisfy the independence standards. In addition, based on its evaluation, the board determined that Mr. Turner is not independent.

In reaching this determination, the board reviewed the independence guidelines that are part of our corporate governance guidelines, the corporate governance rules of the NYSE and the individual circumstances of each director.

The following is a summary of the guidelines established by our board in our corporate governance guidelines and which are used by the board to determine the independence of each director. In general, the board will determine that a director will not be independent if, within the preceding three years:

•	the director was or is currently also our employee;

•	an immediate family member of the director was or is currently employed by us as an executive officer;

•	the director was (but is no longer) a partner in or employed by a firm that is our internal or external independent auditor and personally worked on our audit within that time;

•

an immediate family member of the director was (but is no longer) a partner in or employed by a firm that is our internal or external independent auditor and personally worked on our audit within that time;

•

one of our current executive officers was or is currently on the compensation committee of a company which employed our director, or which employed an immediate family member of the director as an executive officer at the same time; or

•

the director or an immediate family member of the director received in any twelve-month period during such three-year period direct compensation from us and our consolidated subsidiaries in excess of $120,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

In addition, the board will determine that a director is not independent if:

•	the director or the immediate family member of the director is a current partner of a firm that is our internal or external independent auditor;

•	the director is a current employee of such internal or external independent auditing firm; or

•	the director has an immediate family member who is a current employee of such internal or external independent auditing firm and who personally works on our audit.

When the board reviews the independence of its members, the board considers the following commercial or charitable relationships to be material relationships that would impair a director’s independence:

•

the director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us in any of the last three fiscal years that exceed the greater of $1.0 million or two percent of the annual revenues of the company with which he or she is so associated;

•

the director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is two percent or more of the total consolidated assets of the company for which he or she serves as an executive officer; or

•

the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are two percent or more of that organization’s total annual charitable receipts (excluding for this purpose our automatic matching, if any, of employee and director charitable contributions).

Each independent director is required to notify the chair of the nominating and corporate governance committee of any event, situation or condition that may affect the board’s evaluation of the director’s independence.

Board Leadership and Executive Sessions

Dr. Hillenbrand, one of our independent directors, is currently the chairman of our board and the lead independent director for executive sessions. Our current practice is that the roles of the chairman of the board and the chief executive officer should be separate because our board believes separating the roles allows the chairman to serve as a check on the chief executive officer and to independently assess the overall performance of the company on behalf of the shareholders. In addition, our board believes it is important to separate the roles of the chief executive officer and the chairman of the board due to the differences between the two roles and the time-intensive responsibilities of each. Our chief executive officer is the officer through whom the board delegates authority to corporate management. He is responsible for setting our strategic direction and the day-to-day leadership and performance of the company, while ensuring that all orders and resolutions of the board are carried into effect. The chairman of the board, on the other hand, provides guidance to our chief executive officer, presides over meetings of the full board, calls meetings of the board and board committees when he deems them necessary and performs all duties assigned to him by the board. Our chairman of the board is also responsible for acting as chairman at all meetings of our shareholders.

Our independent directors meet at regularly scheduled executive sessions without management. Our corporate governance guidelines provide that when the roles of the chairman of the board of directors and the chief executive officer are separate and the chairman of the board of directors is not an employee, then the chairman of the board of directors also serves as the lead independent director. The lead independent director presides over the executive sessions of the independent directors and, together with the members of the nominating and corporate governance committee, develops the agendas for the executive sessions and periodically reviews and proposes revisions to the board’s procedures and the corporate governance guidelines. The lead independent director is also responsible for communicating the board’s annual evaluation of the chief executive officer.

Risk Oversight

Our board as a whole has an active role in overseeing the company’s management of risks. Our board regularly assesses the major risks facing the company and reviews options for their mitigation by reviewing information regarding accounting, operational, legal and regulatory, and strategic and reputational risks based on reports from senior management, including by our chief compliance officer, and our independent auditor. In addition, our board has established a formal risk management process that involves regular and systematic identification and evaluation of risks. Our board delegates the oversight of specific risk areas to board committees. Our audit committee is primarily responsible to review with management and our independent auditor the significant risks to the company, assess the steps management has taken to minimize these risks and discuss policies with respect to risk assessment and risk management. Our management, development and compensation committee is responsible for reviewing risks associated with human capital, employee benefits and executive compensation. Our nominating and corporate governance committee manages risks associated with the independence of the board, potential conflicts of interest, reputation and ethics and corporate governance. Our safety, health and environmental committee is charged with assessing regulatory and compliance risks associated with the company’s safety, health and environmental performance.

Code of Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics for all directors, officers and employees and a Code of Ethics Applicable to Senior Officers. A copy of each code is available on our website at www.koppers.com. You may also request a written copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. The Code of Business Conduct and Ethics covers such matters as conflicts of interest, insider trading, misuse of confidential information, compliance with laws and protection and proper use of corporate assets. Directors are expected to comply with the Code of Business Conduct and Ethics and report any violations of the code, including any potential conflicts of interest, as outlined in the code. All directors must remove themselves from any discussion or decision affecting their business or personal interests. We intend to post on our website all disclosures that are required by law, the Form 8-K rules or the NYSE rules concerning any amendments to, or waivers from, any provision of our codes.

Communications with the Board

The board of directors welcomes the input and suggestions of shareholders and other interested parties. Shareholders and other interested parties wishing to contact the chairman of the board or the non-management directors as a group may do so by sending a written communication to the attention of the chairman of the board, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Issues or complaints regarding questionable accounting, internal accounting controls or auditing matters may be sent in writing to the attention of the audit committee chairman, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Our corporate secretary will forward all written communications unopened to the director to whom it is addressed. Alternatively, you may place an anonymous, confidential, toll-free call in the United States to our Compliance Line at 800-385-4406.

Nomination Procedures

The nominating and corporate governance committee will consider nominees for director recommended by the committee, other directors, employees and shareholders and evaluate such nominees against the same criteria used to evaluate all candidates for director. Any shareholder wishing to recommend a candidate for director to the nominating and corporate governance committee should submit the recommendation in writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. With

respect to the 2014 election of directors, your recommendation to the nominating and corporate governance committee must be received by our corporate secretary on or before November 27, 2013. Under our current bylaws, no nominations may now be made by shareholders for the 2013 annual meeting. No shareholder will be permitted to nominate a director at our annual meeting unless advance notice of such nomination is received by our corporate secretary no later than ten days after the meeting is first publicly announced. The advance notice must include the name and address of the shareholder recommending the individual and proof of share ownership, as well as the individual’s name and address; a description of all arrangements or understandings (if any) between the shareholder and the individual being recommended as a potential director; such information about the individual being recommended as would be required for inclusion in a proxy statement filed under then-current SEC rules; and a written indication of the individual’s willingness to serve as a director of the company.

Committee Reports to Shareholders

Audit Committee Report

As set forth in our charter, management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. Our internal auditors are responsible for providing reliable and timely information to the board of directors and senior management concerning the quality and effectiveness of, and the level of adherence to, our control and compliance procedures and risk management systems. Our independent auditor is responsible for planning and carrying out an integrated audit of our consolidated annual financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and reviewing our annual reports on Form 10-K and our quarterly financial statements prior to the filing of each of our quarterly reports on Form 10-Q, respectively.

In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2012, with management and with Ernst & Young LLP, our independent auditor for 2012. The audit committee has discussed with our independent auditor the matters required to be discussed by the statement on Auditing Standards No. 61 Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rules 3525, Communications with Audit Committees Concerning Independence regarding the independent auditor’s communications with the audit committee concerning independence and has discussed with the independent auditor its independence. Also, in the performance of its oversight function, during 2012 the audit committee received frequent reports from our manager of internal audit.

At various times the audit committee has considered whether the provision of non-audit services by the independent auditor to us is compatible with maintaining the independent auditor’s independence and has discussed with Ernst & Young LLP their independence. As a result of the enactment of the Sarbanes-Oxley Act of 2002, the audit committee or its chairman (acting pursuant to delegated authority) pre-approves all new non-audit services (as defined in the Sarbanes-Oxley Act) proposed to be performed by our independent auditor.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

The audit committee of the board of directors presents the foregoing report.

James C. Stalder (Chairman)	Stephen R. Tritch
Cynthia A. Baldwin	T. Michael Young
Albert J. Neupaver

Management Development and Compensation Committee Report

The management development and compensation committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on our review and discussions, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The management development and compensation committee of the board of directors presents the foregoing report.

T. Michael Young (Chairman)	James C. Stalder
Albert J. Neupaver	Stephen R. Tritch

COMMON STOCK OWNERSHIP

Director, Director Nominee and Executive Officer Stock Ownership

Set forth below is certain information with respect to the beneficial ownership of shares of our common stock as of March 12, 2013, by directors, director nominees, the named executive officers, who are included in the Summary Compensation Table, and all directors and executive officers as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

	Shares of Beneficially Owned Common Stock
Name of Beneficial Owner	Amount of Beneficially Owned Common Stock (1)		Percent of Class
Cynthia A. Baldwin	11,723		*
Sharon Feng	10,223		*
David M. Hillenbrand	9,271		*
Albert J. Neupaver	10,223		*
James C. Stalder	8,230		*
Louis L. Testoni	—		*
Stephen R. Tritch	11,223		*
T. Michael Young	19,223		*
Walter W. Turner	286,213		1.4%
Leroy M. Ball	6,000	(2)	*
Steven R. Lacy	58,813		*
Thomas D. Loadman	32,055		*
Mark R. McCormack	55,675		*
Brian H. McCurrie	52,443		*
All Directors and Executive Officers as a Group (21 in total)	675,927	(2)	3.3%

*	Less than one percent
(1)	Includes the following amounts of common stock that the following individuals and the group have the right to acquire through the exercise of stock options: Mr. Turner, 50,602; Mr. Ball, 2,500; Mr. Lacy, 19,792; Mr. Loadman, 10,742; Mr. McCormack, 19,714; Mr. McCurrie, 18,721; and all directors and executive officers as a group, 167,565.
(2)	Includes 3,500 shares that are pledged as security in a brokerage margin account.

Beneficial Owners Of More Than Five Percent

The following table shows shareholders whom we know were beneficial owners of more than five percent of our common stock as of March 12, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficially Owned Common Stock	Percent of Class
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street Baltimore, Maryland 21202	2,961,981	14.3%

Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management (2) 6070 Poplar Avenue, Suite 300 Memphis, Tennessee 38119	2,020,547	9.75%

Lord, Abbett & Co. LLC (3) 90 Hudson Street Jersey City, New Jersey 07302	1,597,685	7.71%

BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	1,545,828	7.46%

The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	1,262,317	6.09%

(1)	According to the Schedule 13G filed February 7, 2013, 2,961,981 shares of our common stock are owned by various individual and institutional investors, including the T. Rowe Price New Horizons Fund, Inc. (the “Horizons Fund”) (which owns and has sole voting power over 1,211,263 shares, representing 5.8% of the shares outstanding), for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates has sole voting power over 460,150 shares and sole dispositive power over 2,961,981 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	According to the Schedule 13G filed February 13, 2013, Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management beneficially owns 2,020,547 shares of our common stock and has sole dispositive power over such shares. Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management has sole voting power over 1,941,757 shares.

(3)	According to the Schedule 13G filed February 14, 2013, Lord, Abbett & Co. LLC beneficially owns 1,597,685 shares of our common stock and has sole dispositive power over such shares. Lord, Abbett & Co. LLC has sole voting power over 1,442,301 shares.

(4)	According to the Schedule 13G filed February 8, 2013, BlackRock, Inc. beneficially owns 1,545,828 shares of our common stock and has sole voting and sole dispositive power over such shares.

(5)	According to the Schedule 13G filed February 11, 2013, The Vanguard Group, Inc. beneficially owns 1,262,317 shares of our common stock and has sole dispositive power over 1,233,949 shares, shared dispositive power over 28,368 shares and sole voting power over 29,399 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 28,368 shares of our common stock as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of such shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,031 shares of our common stock as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting of such shares.

EXECUTIVE COMPENSATION

The independent management development and compensation committee (which we refer to as the committee) of our board of directors oversees the compensation program for Walter W. Turner (our president and chief executive officer) Leroy M. Ball (our vice president and chief financial officer), Steven R. Lacy (our senior vice president, administration, general counsel and secretary), Thomas D. Loadman (our vice president and general manager, railroad and utility products and services), Mark R. McCormack (our vice president, Australian operations) and Brian H. McCurrie (our senior vice president, global carbon materials & chemicals), who are our named executive officers. We have voluntarily included Mr. Loadman as a named executive officer in this proxy statement because he led our railroad and utility products segment during fiscal 2012.

The committee believes that the company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The committee has designed a total compensation package with features that it believes will mitigate the risks associated with compensation policies and practices including:

•	Our compensation programs provide a reasonable balance between annual and long-term performance, with a significant portion of compensation being delivered in the form of long-term incentives;

•	Annual cash incentives are determined based on the company’s and the individual’s performance;

•

The committee has the ability to modify annual cash incentives earned to reflect the quality of the company’s financial performance, individual performance and other factors that should influence compensation;

•	The long-term incentive program focuses participants on longer-term operating performance, as well as stock price appreciation; and

•	Executives are subject to stock ownership requirements that encourage a long-term perspective and ensure that the interests of executive officers are closely aligned with shareholders.

Compensation Discussion and Analysis

Executive Summary

Overview of Our Compensation Program. The committee makes compensation decisions in a manner it believes will best serve the long-term interests of our shareholders. The committee believes the interests of shareholders are best served by attracting and retaining a talented team of executives who will be inspired to meet and exceed the company’s goals and whose interests will be aligned with the interests of our shareholders thereby maximizing shareholder return. To accomplish these objectives, the committee has implemented a strong pay-for-performance compensation program, while striving to pay our executives competitively and align our compensation program with our business strategies, as highlighted below and set forth in more detail in the following pages:

•	Our named executive officers’ total compensation consists primarily of a cash base salary, an annual cash incentive and long-term incentives.

•

Our annual cash incentive is performance-driven. Under our 2012 Cash Bonus Program, annual cash incentives could not be paid to our named executive officers unless a preset level of earnings per share for 2012 was achieved (adjusted diluted EPS of $2.39). Maximum annual cash incentives for each named executive officer are set under this program, and the committee may only exercise negative discretion to reduce annual cash incentives below these specified maximums. In exercising its negative discretion, the committee referred to the company’s senior management corporate incentive plan, which we refer to as our corporate plan, and value creation plans, which we refer to as our business unit plans. These plans provide for levels of suggested annual cash incentives based upon actual 2012 consolidated earnings per share and value creation, at both the corporate and business unit levels, (i.e., the amount by which earnings (before interest and taxes) exceeds a pre-defined return on invested capital). EPS and value creation may be adjusted by the committee in its discretion to account for certain extraordinary items. The committee selected EPS as a performance measure because it believes that EPS is an important measure of our success as it incorporates elements of growth, profitability and capital efficiency and is monitored by our shareholders. The committee selected value creation as a performance measure because it believes that this is an important indicator of the quality of our earnings.

•

Long-term incentive awards comprise a significant portion of our named executive officers’ total compensation package and 50 percent of such awards each year is in the form of performance-based restricted stock units. The remaining portion of the long-term incentive awards is comprised of stock options (30 percent of such award) and time-based restricted stock units (20 percent of such award). Performance-based restricted stock units granted in 2012 are earned based on cumulative value creation over a three-year period.

•	Our named executive officers receive only limited perquisites, all of which are for business-related purposes.

•

Based on the results of competitive assessments conducted each year since 2006 by Frederic W. Cook & Co., Inc., which have shown that our named executive officers’ compensation levels have generally ranged below the median compensation levels of our peers, the committee has taken actions over the past few years to bring compensation of our named executive officers closer to median levels consistent with our compensation philosophy. Frederic W. Cook & Co., Inc. is retained directly by the committee and performs no other consulting or other services for the company or management.

Changes Made in 2012 to Our Executive Compensation Program

•	In 2012, based on input provided by Frederic W. Cook & Co., Inc., the committee approved an increase in base salary for all of our named executive officers.

•

For 2012, the total annual cash incentive potential for Mr. McCormack was reallocated to 25 percent based on EPS performance as measured under our corporate plan, 52.5 percent based on value creation as measured by the Koppers Australia carbon materials and chemicals business unit plan and 22.5 percent based on value creation as measured by the Koppers Australia wood products business unit plan. By comparison, in 2011, the total annual cash incentive potential for Mr. McCormack was allocated to 25 percent based on EPS performance as measured under the corporate plan and 75 percent based on value creation as measured by the global carbon materials and chemicals business unit plan. This change was made in 2012 to better align Mr. McCormack’s annual cash incentive award potential with the performance of his business unit and job responsibilities.

Overview of 2012 Operating Performance and Summary of Compensation Actions. Due to the continuing diligent efforts of management in guiding the company through the continuing difficult economic environment, our revenues for 2012 increased by 6 percent and diluted EPS increased by 15 percent over 2011. Management’s accomplishments in 2012 included the following:

•	achieved financial performance in line with end-marked demand and the company’s budget;

•	further improved balance sheet and cash flow resulting in a decrease in our net leverage;

•	negotiated favorable long-term contracts with major customers;

•	completed various agreements to construct our third tar distillation plant in China;

•	increased market share of the utility pole business in Australia through the Ridolfo acquisition.

As a result of our financial performance in 2012, the corporate plan and all but one of our business unit plans in which our named executive officers participate yielded suggested annual cash incentives, generally at or near target annual cash incentive levels under these plans. For 2012, EPS measured in accordance with our corporate plan increased over 2011 and was 99 percent of target EPS under this plan for 2012. Corporate-wide value creation increased 13 percent in 2012 over 2011 and was 104 percent of target value creation under the corporate plan. Actual amounts paid to our named executive officers were also dependent upon individual performance measured against certain pre-established goals, which are communicated to our named executive officers at the beginning of each year. Based on our strong financial performance, and the strong individual performance of our named executive officers, the committee awarded annual cash incentives under the 2012 Cash Bonus Program, with actual annual cash incentives ranging from 70 to 120 percent of the executives’ respective individual target amounts identified in the corporate and business unit plans.

Our chief executive officer’s total direct compensation for 2012 as compared to 2011 is described in the following table:

Compensation Element	2011	2012	Comments
Base Salary	$726,253	$751,876	Base salary increased by four percent in order to move our chief executive officer’s base salary towards market median.

Actual Annual Cash Incentive	$558,000	$494,203	Decrease in the annual cash incentive payment reflects the corporate plan achieving EPS slightly below target and total shareholder return below the median of the company’s peers.

Grant Date Fair Value of Long-Term Incentives	$1,398,173	$1,469,117	Long-term incentive award increased by five percent. Fifty percent of the value of long-term incentives is delivered in performance-based restricted stock awards. The actual value of long-term incentive awards is dependent upon changes in our stock price and, in the case of performance-based restricted stock awards, the achievement of value creation goals.

Total Direct Compensation	$2,682,426	$2,715,196

Corporate Governance Best Practices. Our board of directors has implemented a number of “best practices” to ensure that the company’s governance is in full compliance with applicable laws and reflects generally accepted principles of good corporate governance, including the following:

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Certain members of our management team, including our named executive officers, are subject to stock ownership requirements, which are intended to demonstrate our commitment to and confidence in our long-term prospects, align management’s interests with those of our shareholders, support a long-term focus and quantify our expectations with regard to ownership of our stock.

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Our named executive officers are prohibited from trading in options, warrants, puts, and calls of our common stock. Short sales of our common stock are also prohibited and any hedging transactions with respect to our common stock require advance clearance by our corporate secretary. Our corporate secretary has never received a request to clear a hedging transaction.

•	Our named executive officers are not entitled to an excise tax gross-up in the event of a change in control.

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In the event of a change in control, there is no accelerated vesting of the performance-based restricted stock units, time-based restricted stock units and option awards at the time of the change in control (if such awards are assumed or continued by the successor company), unless the named executive officer is involuntarily terminated for reasons other than misconduct within 24 months following the change in control (representing “double trigger” vesting).

Say-on-Pay Vote on 2011 Executive Compensation

At our 2012 annual meeting, we provided our shareholders with an advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. In 2012, the percentage of votes cast in favor of the prior year compensation program was approximately 98%. The committee has considered the results of this shareholder advisory vote on executive compensation in determining compensation policies and decisions. The committee believes the results of this advisory say-on-pay vote reflect our shareholders’ affirmation of our executive compensation program and determined to retain our overall compensation program structure in the manner described in this CD&A.

Executive Compensation Program Principles

The committee considers the following principles when it makes compensation decisions:

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Pay for Performance — A significant portion of the total compensation of our named executive officers should be based on performance. We will pay our named executive officers higher compensation when they exceed our goals and lower compensation when they do not meet our goals.

•	Support Business Strategy — Our compensation programs should be aligned with our short-term and long-term business strategies.

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Pay Competitively — We believe that total compensation for our named executive officers should approximate the market median. Market is defined as individuals holding comparable positions and producing similar results at companies that the committee selects as our peers based on similar industry, revenue, and complexity. The companies our committee selected as our peer group for 2012 are listed below in the section called “Companies Used for Defining Competitive Compensation.”

Executive Compensation Objectives

Consistent with these overall principles, the committee has established the following objectives for its executive compensation programs, which are critical to our long-term success:

•	Attract — We want our compensation programs to be comparable to market in terms of level of pay and form of award so that we can attract talented executives.

•	Retain — We want to retain talented leaders whose continued employment is a key component of our overall success.

•	Engage — We want to inspire our executives to meet or exceed our goals and generate superior returns for our shareholders.

•	Align — We want to align the financial interests of our executives with those of our shareholders.

Key Objectives of Compensation Program

The compensation objectives for our named executive officers are achieved through the following ongoing elements, which are discussed in more detail later in this “Compensation Discussion and Analysis.”

Compensation Element	Description	Objectives Achieved

Base Salary

•Fixed cash compensation payable monthly.

•Base salaries are set to recognize different levels of responsibility within the company. Base salaries also serve as the basis for establishing the target payouts for annual cash incentives and long-term incentives as well as the basis for retirement benefits and certain perquisites.

•Attract •Retain

Annual Cash Incentive

•Variable annual cash award, where payments subject to overall Cash Bonus Program limits can be higher or lower than pre-established targets.

•Purpose is to stimulate creativity and entrepreneurial thinking; and to enhance our business growth and profitability by providing those executives charged with leadership roles an opportunity for additional compensation based upon their contributions to our overall performance.

•Attract •Retain •Engage •Align

Long-Term Equity Incentives

•Designed to align the interests of management with those of our shareholders; focus key employees on the achievement of longer-term operational goals; tie realized compensation to the achievement of long-term financial objectives; strengthen the retention value of our compensation program for both the named executive officers and for the next generation of our leaders; and provide an industry-competitive long-term incentive program that is consistent with practices among companies in our peer group.

•Attract •Retain •Engage •Align

Compensation Element	Description	Objectives Achieved

Retirement Benefits	•401(k) plan •Benefit Restoration Plan	•Attract •Retain

Perquisites and other benefits	•Club dues •Survivor Benefit Plan •Standard salaried benefit plans	•Attract •Retain

In 2012, our named executive officers were paid a total compensation package consisting of a cash base salary (representing on average 33 percent of the total annual compensation package), an annual cash incentive (representing on average 18 percent of the total annual compensation package), long-term incentives (with a targeted value representing on average 41 percent of the total annual compensation package) and other compensation, including perquisites and other personal benefits (representing on average 8 percent of the total compensation package). The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table are not included in these amounts because the committee does not view these amounts as being part of our total annual compensation package.

Role of Consultants

In accordance with its authority to retain advisors, the committee engaged Frederic W. Cook & Co., Inc., which we refer to as FW Cook, as outside consultants to advise the committee during 2012. FW Cook does not advise our management, and receives no other compensation from us. In its role as independent advisor to the committee, FW Cook has provided advice to the committee from time to time since 2006 on various executive compensation matters including conducting an ongoing competitive compensation analysis, which FW Cook prepared for the committee again early in 2012. FW Cook attended certain of the committee meetings in 2012 and in early 2013.

In compliance with the SEC and the NYSE disclosure requirements regarding the independence of compensation consultants, FW Cook provided the committee with a completed questionnaire addressing each of the six independence factors enumerated in the SEC requirements. Their responses affirm the independence of FW Cook and the partners, consultants, and employees who service the committee on executive compensation matters and governance issues.

Role of CEO and Committee

For each named executive officer (other than himself), our chief executive officer makes recommendations to the committee on compensation levels including recommending levels of base salary and payments of annual cash incentive awards based on his judgment regarding an executive’s overall performance and performance against certain written pre-established goals, which are communicated to our named executive officers at the beginning of each year. The committee reviews the recommendations of the chief executive officer and recommends the levels of base salary to the board for approval. The committee approves all other compensation for each named executive officer (other than the chief executive officer), including performance-based compensation, and recommends such compensation to the board of directors for ratification.

For the chief executive officer, the committee reviews all compensation matters, including his performance during the year, and approves his base salary and all other compensation, including performance-based compensation, and recommends such compensation to the board of directors for ratification.

The committee has the discretion to supplement, reduce or modify at any time the compensation intended to be paid or awarded to the named executive officers, with the exception of their annual cash incentive, where the committee only has the discretion to award annual cash incentives if the level of 2012 adjusted diluted EPS meets or exceeds the threshold specified in the 2012 Cash Bonus Program, and only has the discretion to reduce the annual cash incentive amount below the maximum levels specified under the 2012 Cash Bonus Program. The committee believes that it is in the best interest of the company and its shareholders that the committee have sufficient discretion to recognize and reward superior performance, which is important to attract and retain talented executives, and to adjust awards to reflect the quality of the company’s financial performance.

Companies Used for Defining Competitive Compensation

As stated above, one of the committee’s principles is to try to compensate our named executive officers at market median of our peer companies that were selected based on comparability in terms of industry, revenue and complexity. For 2012, based on FW Cook’s recommendation, the committee adopted a new peer group to be used for various benchmarking purposes related to 2012 compensation decisions. The following is the peer group for 2012:

A. Schulman, Inc.	The Greenbrier Companies, Inc.	Minerals Technologies Inc.	Quaker Chemical Corporation
Cabot Corporation	H.B. Fuller Company	Olin Corporation	Stepan Company
Ferro Corporation	L. B. Foster Company	OM Group, Inc.	Trinity Industries, Inc.
Georgia Gulf Corporation	Louisiana-Pacific Corporation	OMNOVA Solutions Inc.	Universal Forest Products, Inc.

The factors considered in selecting the peer group early in 2012 included industry, revenue, net income, total assets, number of employees, market capitalization and products. In terms of size, our revenue and net income are between the 25th percentile and median of our peer group and our market capitalization as of December 31, 2011 approximated the median of our peer group.

The committee uses information relating to the peer group to determine what forms of compensation are common among our peers and to determine whether the amounts of each element of compensation and the total amount of compensation approximate market median.

Setting the Level of Compensation

The committee reviews the compensation structure for the named executive officers and other key executives, including incentive compensation plans, on an annual basis. Early each year, the committee approves the adjusted diluted EPS threshold required under the Cash Bonus Program, and the specified maximum annual cash incentives that may be paid under such program to the named executive officers. The committee also approves targeted amounts of annual cash incentives and related performance measures under the corporate and business unit plans, base salaries and various long-term equity incentive awards. After the end of each year, the committee approves the level at which the performance measures with respect to the corporate and business unit plans were satisfied, reviews the calculation of the incentive pools, representing aggregate annual cash incentives suggested under the plans, approves the amount of the incentive pools and determines whether, and the extent to which, to exercise its discretion and approves the amount of the annual cash incentive award payable to each executive officer.

Historical Compensation Trends

FW Cook has conducted an ongoing competitive compensation analysis at the request of the committee each year since 2006. Historically, our actual competitive positioning for certain named executive officers has been below our targeted competitive positioning of market median.

As part of this ongoing analysis, FW Cook prepared a competitive assessment in early 2012 of the company’s senior executive compensation levels relative to compensation levels disclosed in the proxy statements of our peer group companies, as well as proprietary general industry surveys. The committee used this assessment to establish compensation levels and annual cash incentive and long-term incentive opportunities for 2012. Through its competitive assessment in early 2012, FW Cook determined that the aggregate target total direct compensation for our named executive officers fell between the 25th percentile and median of the proxy data. This was somewhat below the company’s targeted competitive positioning, which aims to provide median compensation levels and opportunities. Based on their assessment, FW Cook advised the committee to consider increases in 2012 to the base salaries, increases to target annual cash incentives and/or increases to the long-term incentive opportunities of the company’s senior executives (subject to affordability and consideration of the executive’s performance, experience and skill set) to bring total direct compensation closer to the market median. The committee considered the FW Cook study and guidance and approved an increase in base salary for all of our named executive officers.

2012 Compensation

The following is a description of the committee’s actions and decisions with respect to 2012 compensation matters.

Base Salary. The committee reviews base salaries annually and adjustments are typically effective in April. In 2012, the committee approved an increase in salary for all of our named executive officers in the range from 2% to 6%.

Annual Cash Incentive. On May 5, 2010, the company’s shareholders approved the amended and restated 2005 long term incentive plan, which we refer to as the LTIP and which authorizes the committee to grant, among other things described below, annual cash incentive awards under the LTIP for participants designated by the committee at the beginning of the program year. We call this our 2012 Cash Bonus Program. Our 2012 Cash Bonus Program is intended to ensure that amounts paid to our named executive officers are tax deductible by the company. The committee designated Messrs. Turner,

Ball, Lacy, Loadman, McCormack and McCurrie as participants in the 2012 Cash Bonus Program and set the performance objective for 2012 at $2.39 of adjusted diluted EPS of the company’s common stock, which the committee believed was the minimum performance level at which any annual cash incentive would be warranted. The committee also determined the maximum annual cash incentive for each participant in the event that the performance objective was obtained as set forth in the following table:

Participant	Maximum Annual Cash Incentive
Mr. Turner	$1,500,000
Mr. Ball	$1,000,000
Mr. Lacy	$1,000,000
Mr. Loadman	$1,000,000
Mr. McCormack	$1,000,000
Mr. McCurrie	$1,000,000

If the performance objective is achieved, the committee exercises its negative discretion to determine at what level less than the specified maximum amount annual cash incentives will be paid. The committee’s discretion is informed by reference to the company’s performance in relation to the EPS and value creation targets contained in the corporate plan described below, applicable business unit performance in relation to the value creation targets contained in the business unit plans described below, the participant’s performance and any other factors it considers relevant. The committee does not have the discretion to increase the amount of any annual cash incentive to be paid under the 2012 Cash Bonus Program above the maximum annual cash incentive. For 2012, the performance objective was achieved and the committee exercised its discretion to reduce annual cash incentives from the maximum amounts based on company financial and individual performance.

In addition to the 2012 Cash Bonus Program established pursuant to the LTIP, the committee has approved and the board has ratified annual cash incentive plans which yield suggested annual cash incentive amounts, including our corporate plan and our business unit plans. The suggested annual cash incentive level for each named executive officer is determined by reference to the company’s performance as compared to EPS targets contained in the corporate plan and, for Mr. Turner, Mr. Ball and Mr. Lacy, value creation targets contained in the corporate plan. In addition to the corporate plan, the suggested annual cash incentive levels for Mr. Loadman, Mr. McCormack and Mr. McCurrie are also determined by reference to the company’s performance as compared to value creation targets contained in their respective business unit plans.

Our corporate plan utilizes a combination of the company’s corporate-wide adjusted diluted EPS and value creation to suggest annual cash incentive levels yielded by various levels of financial performance. The suggested annual cash incentive levels are specified as a percentage of pre-established target annual cash incentive amounts for each individual. Our business unit plans perform the same function using value creation measured at the business unit levels. EPS is calculated in accordance with generally accepted accounting principles and is adjusted by the committee in its discretion to account for certain extraordinary items. Value creation, which is not a financial measure defined under generally accepted accounting principles, is defined as the amount of our earnings (before interest and taxes), adjusted by the committee in its discretion to account for certain extraordinary items, that exceeds a pre-defined level of return on invested capital. To calculate the predefined level, we multiply the value of the assets invested in the business unit by 15 percent, which is our assumed cost of capital. In 2012, EPS and value creation goals were developed and approved by the committee and ratified by the company’s board of directors at the beginning of 2012.

Operation of Annual Cash Incentive Pools

At the beginning of the year, the committee approves a threshold, target and maximum performance level for EPS and value creation for the corporate plan and a threshold, target and maximum performance level for value creation for each of the business unit plans. The threshold, target and maximum performance levels are used in determining the funded pool in each of the plans, which represents the aggregate amount of suggested annual cash incentives to be paid to participants in the applicable plan. For the corporate plan and each business unit plan, the level of suggested annual cash incentives will range from 50 percent of the plan participants’ target annual cash incentive amount if threshold corporate/business unit performance (80 percent of target performance) is achieved, up to 150 percent of target annual cash incentive amounts if maximum corporate/business unit performance (120 percent of target performance) is achieved. Actual financial results achieved in between the threshold and target and the target and maximum are interpolated in yielding suggested annual cash incentive levels. If threshold levels of financial performance are not achieved, the suggested annual cash incentive is zero.

For 2012, the corporate plan provided that the suggested annual cash incentive levels for Mr. Turner, Mr. Ball and Mr. Lacy would be determined 60 percent by EPS performance, and 40 percent by corporate value creation. For Mr. Loadman, Mr. McCormack and Mr. McCurrie, 25 percent of their respective suggested annual cash incentive level was dependent upon EPS performance as measured under the corporate plan. For Mr. Loadman and Mr. McCurrie, the other 75 percent was dependent upon value creation under the railroad and utility products business unit plan and the global carbon materials and chemicals business unit plan, respectively. For Mr. McCormack, 52.5 percent of his suggested annual cash incentive level was dependent upon value creation under the Koppers Australia carbon materials and chemicals business unit plan and the remaining 22.5 percent was dependent upon value creation under the Koppers Australia wood products business unit plan. The threshold, target and maximum EPS and value creation levels for the corporate plan, established in early 2012, are set forth below. For each respective level, the percentage of target performance represented by such level is also presented. Actual performance levels for 2012 are included, together with the percentage of target performance represented by actual results.

EPS	Performance	% of Target	Value Creation	Performance	% of Target
Maximum	$3.97	120%	Maximum	$84,738,000	120%
Target	$3.31	100%	Actual	$73,707,000	104%
Actual	$3.27	99%	Target	$70,615,000	100%
Threshold	$2.65	80%	Threshold	$56,492,000	80%

For 2012, the company achieved adjusted EPS of $3.27 per share, as compared to $2.74 per share for 2011, and value creation of $73.7 million, as compared to value creation of $63.8 million for 2011. Therefore, the corporate plan achieved 99 percent of target EPS and 104 percent of target value creation. Based on the 2012 results, the corporate plan would have yielded a suggested annual cash incentive level of 102 percent of target annual cash incentives. However, the committee considered other financial and operational metrics on a corporate basis not directly considered in the plan and exercised its discretion to reduce the annual cash incentive level suggested in the plan to 96 percent of target, which included $1,014,463 allocated to Messrs. Turner, Ball, Lacy, Loadman, McCormack and McCurrie.

Mr. Loadman had the remaining 75 percent of his annual cash incentive potential suggested by our railroad and utility products business unit plan. The threshold, target and maximum value creation levels for this plan, established early in 2012, are set forth below, together with the percentage of target performance represented by each such level. Actual performance for 2012 is included, in dollars and as a percentage of target performance.

Value Creation	Performance	% of Target
Actual	$31,371,000	122%
Maximum	$30,952,800	120%
Target	$25,794,000	100%
Threshold	$20,635,200	80%

In 2012, the railroad and utility products business unit plan achieved value creation of $31.4 million, as compared to value creation of $20.2 million for 2011. Therefore, the railroad and utility products business unit plan achieved 122 percent of target value creation. Based on the 2012 results, this plan yielded a suggested annual cash incentive level of 150 percent of target, which included $149,088 allocated to Mr. Loadman.

Mr. McCormack had 52.5 percent of his annual cash incentive potential suggested by our Koppers Australia carbon materials and chemicals business unit plan. The threshold, target and maximum value creation levels for this plan, established in early 2012, are set forth below, together with the percentage of target performance represented by each such level. Actual performance for 2012 is included, in dollars and as a percentage of target performance.

Value Creation	Performance	% of Target
Maximum	$5,672,400	120%
Actual	$5,548,000	117%
Target	$4,727,000	100%
Threshold	$3,781,600	80%

In 2012, the Koppers Australia carbon materials and chemicals business unit plan achieved value creation of $5.5 million. Therefore, the Koppers Australia carbon materials and chemicals business unit plan achieved 117 percent of target value creation. The company did not have a Koppers Australia carbon materials and chemicals business unit plan in 2011 for comparison purposes. Based on the 2012 results, this plan yielded a suggested annual cash incentive level of 143 percent of target, which included $100,198 allocated to Mr. McCormack.

Mr. McCormack had the remaining 22.5 percent of his annual cash incentive potential suggested by our Koppers Australia wood products business unit plan. The threshold, target and maximum value creation levels for this plan, established in early 2012, are set forth below, together with the percentage of target performance represented by each such level. Actual performance for 2012 is included, in dollars and as a percentage of target performance.

Value Creation	Performance	% of Target
Actual	$4,791,000	204%
Maximum	$2,820,000	120%
Target	$2,350,000	100%
Threshold	$1,880,000	80%

In 2012, the Koppers Australia wood products business unit plan achieved value creation of $4.8 million. Therefore, the Koppers Australia wood products business unit plan achieved 204 percent of target value creation. The company did not have a Koppers Australia wood products business unit plan in 2011 for comparison purposes. Based on the 2012 results, this plan yielded a suggested annual cash incentive level of 150 percent of target, which included $59,470 allocated to Mr. McCormack.

Mr. McCurrie had the remaining 75 percent of his annual cash incentive potential suggested by our global carbon materials and chemicals business unit plan. The threshold, target and maximum value creation levels for this plan, established in early 2012, are set forth below, together with the percentage of target performance represented by each such level. Actual performance for 2012 is included, in dollars and as a percentage of target performance.

Value Creation	Performance	% of Target
Maximum	$71,252,400	120%
Target	$59,377,000	100%
Threshold	$47,501,600	80%
Actual	$45,600,000	77%

In 2012, the global carbon materials and chemicals business unit plan achieved value creation of $45.6 million, as compared to value creation of $49.3 million for 2011. Therefore, the global carbon materials and chemicals business unit plan achieved 77 percent of target value creation. Based on the 2012 results, this plan yielded a suggested annual cash incentive level of zero, such that there was no annual cash incentive amount allocated to Mr. McCurrie. However, see “Subjective Portion of Mr. McCurrie’s 2012 Annual Cash Incentive” below.

Determination of Payouts

Once the amount of total suggested annual cash incentives under each plan was determined, 100 percent of such amount was allocated among the participants of that plan by the chief executive officer (with respect to the participants other than himself, including but not limited to the named executive officers) and by the committee (with respect to the chief executive officer, in the exercise of its negative discretion under the 2012 Cash Bonus Program) based on subjective review of the participants’ individual performance against certain pre-established goals, including safety, health and environmental performance, business results, quality and productivity improvements, customer satisfaction and strategic growth objectives, as further discussed below. The committee, in the exercise of its negative discretion under the 2012 Cash Bonus Program, reviewed and approved the allocations made by the chief executive officer with respect to the named executive officers other than the chief executive officer. The committee did not assign a specific weight to any of the factors. Rather the committee evaluated the factors as a whole and made a subjective determination of the amount of annual cash incentive to pay. The following is a discussion of how these amounts were determined.

Subjective Portion of Mr. Turner’s 2012 Annual Cash Incentive

As our chief executive officer, Mr. Turner is a corporate level employee and as a result, the committee considered the metrics established under the corporate plan in determining Mr. Turner’s actual annual cash incentive paid under the 2012 Cash Bonus Program. The committee met in executive session at the beginning of 2012 to discuss and agree upon the goals and objectives for Mr. Turner. After the end of the year, the committee met in executive session again to review Mr. Turner’s performance compared to his pre-established goals, his contributions to the company’s performance and other leadership accomplishments.

The factors considered by the committee in determining the amount of the annual cash incentive awarded to Mr. Turner for 2012 performance included his leadership in maintaining high standards and continuous improvement with respect to safety, health and environmental performance throughout the company while maintaining a strong focus on compliance and the company’s code of ethics; his strong leadership of the company in 2012, which was evidenced by the continued strong financial performance of the company — consolidated sales were the company’s highest in its 24 year history and earnings per share were its highest as a public company; and his proven ability to identify, evaluate, select and prudently act upon appropriate business growth and acquisition opportunities.

Based on the company’s financial performance, the committee approved the amount of annual cash incentive to pay to Mr. Turner, which was equal to 90 percent of Mr. Turner’s pre-established target annual cash incentive.

Subjective Portion of Mr. Ball’s 2012 Annual Cash Incentive

As chief financial officer, Mr. Ball’s actual annual cash incentive paid under the 2012 Cash Bonus Program was based on the metrics under the corporate plan, Mr. Ball’s individual performance against certain pre-established goals and other individual factors considered by our chief executive officer.

The individual factors considered by our chief executive officer in recommending and the committee in approving the amount of the annual cash incentive awarded to

Mr. Ball for 2012 performance included his efforts to standardize financial processes throughout the company’s global operations; his involvement in the strategic planning process to identify future growth and margin improvement initiatives throughout the company; and his leadership in the review of our global risk profile and the evaluation and implementation of various risk mitigation strategies.

Based on the company’s financial performance and Mr. Ball’s individual performance, our chief executive officer recommended the amount of annual cash incentive to pay to Mr. Ball and the committee approved the recommended amount, which was equal to 117 percent of Mr. Ball’s pre-established target annual cash incentive.

Subjective Portion of Mr. Lacy’s 2012 Annual Cash Incentive

As senior vice president, administration, general counsel and secretary, Mr. Lacy’s actual annual cash incentive paid under the 2012 Cash Bonus Program was based on the metrics under the corporate plan, Mr. Lacy’s individual performance against certain pre-established goals and other individual factors considered by our chief executive officer.

The individual factors considered by our chief executive officer in recommending and the committee in approving the amount of the annual cash incentive awarded to Mr. Lacy for 2012 performance included his oversight of the development of safety, health and environmental best practices throughout our global operations; his continuing ability to manage the legal organization in 2012 to mitigate legal exposure and reduce regulatory risks faced by the company and to resolve major lawsuits in an effective manner; and his leadership of efforts to implement Responsible Care (RC14001) to achieve key milestones during 2012.

Based on the company’s financial performance and Mr. Lacy’s individual performance, our chief executive officer recommended the amount of the annual cash incentive to pay to Mr. Lacy and the committee approved the recommended amount, which was equal to 106 percent of Mr. Lacy’s pre-established target annual cash incentive.

Subjective Portion of Mr. Loadman’s 2012 Annual Cash Incentive

As vice president and general manager, railroad and utility products and services, Mr. Loadman’s actual annual cash incentive paid under the 2012 Cash Bonus Program was based on the EPS metrics under the corporate plan, the value creation metrics under the railroad and utility products business unit plan, Mr. Loadman’s individual performance against certain pre-established goals and other individual factors considered by our chief executive officer.

The individual factors considered by our chief executive officer in recommending and the committee in approving the amount of the annual cash incentive awarded to Mr. Loadman for 2012 performance included his role in improving safety and environmental performance for 2012; his strong leadership of operations in the railroad and utility products business which resulted in its best financial performance in the company’s history; and his role in the successful negotiation of long-term agreements with strategic railroad and utility customers.

Based on the company’s financial performance and Mr. Loadman’s individual performance, our chief executive officer recommended the amount of the annual cash incentive to pay to Mr. Loadman and the committee approved the recommended amount, which was equal to 120 percent of Mr. Loadman’s pre-established target annual cash incentive.

Subjective Portion of Mr. McCormack’s 2012 Annual Cash Incentive

As vice president, Australian operations, Mr. McCormack’s actual annual cash incentive paid under the 2012 Cash Bonus Program was based on the EPS metrics under the corporate plan, the value creation metrics under the Koppers Australia carbon materials and chemicals plan, the value creation metrics under the Koppers Australia wood products business unit plan, Mr. McCormack’s individual performance against certain pre-established goals and other individual factors considered by our chief executive officer.

The individual factors considered by our chief executive officer in recommending and the committee in approving the amount of the annual cash incentive awarded to Mr. McCormack for 2012 performance included his role in improving safety and environmental performance for 2012; his efforts to successfully complete the Ridolfo utility pole acquisition in Australia; and his strong leadership of the Australian wood treating business which resulted in a record year profitability for the business.

Based on the company’s financial performance and Mr. McCormack’s individual performance, our chief executive officer recommended the amount of the annual cash incentive to pay to Mr. McCormack and the committee approved the recommended amount, which was equal to 100 percent of Mr. McCormack’s pre-established target annual cash incentive.

Subjective Portion of Mr. McCurrie’s 2012 Annual Cash Incentive

As senior vice president, global carbon materials and chemicals, Mr. McCurrie’s actual annual cash incentive paid under the 2012 Cash Bonus Program was based on the EPS metrics under the corporate plan, the value creation metrics under the global carbon materials and chemicals business unit plan, Mr. McCurrie’s individual performance against certain pre-established goals and other individual factors considered by our chief executive officer.

While the threshold level of performance was not achieved by the global carbon materials and chemicals business unit plan in 2012, the chief executive officer recommended and the committee approved the payment of an annual cash incentive to Mr. McCurrie based on EPS metrics under the corporate plan, Mr. McCurrie’s individual performance against certain pre-established goals and other individual factors considered by our chief executive officer.

The individual factors considered by our chief executive officer in recommending and the committee in approving the amount of the annual cash incentive awarded to Mr. McCurrie for 2012 performance included his role improving safety, health and environmental performance for 2012; his strong leadership of the global operations in the carbon materials and chemicals business which resulted in increased market share in emerging markets; and his efforts in successfully negotiating various key agreements related to the company’s new tar distillation plant in China.

Based on the company’s financial performance and Mr. McCurrie’s individual performance, our chief executive officer recommended the amount of the annual cash incentive to pay to Mr. McCurrie and the committee approved the recommended amount, which was equal to 70 percent of Mr. McCurrie’s pre-established target annual cash incentive.

For the corporate plan and the business unit plans, the full amount of the annual cash incentive for each named executive officer as described above is reported in the non-equity incentive plan compensation column of the Summary Compensation Table.

Long-Term Equity Incentives.  In February 2012, the committee granted performance-based restricted stock units, stock options, and time-based restricted stock units to certain key executives, including the named executive officers. Each long-term incentive vehicle is intended to serve a different purpose, and, when combined, we believe that the total mix will result in a balanced long-term equity incentive program.

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Performance-based restricted stock units are intended to focus participants on long-term operating performance, as measured by cumulative value creation over a three-year period. The performance-based restricted stock units granted in 2012 will vest, if at all, on February 21, 2015 provided the participant continues in service until that date and based on a range of value creation achieved over the performance period set forth in the following table:

Value Creation	Performance	% of Target
Maximum	$291,600,000	120%
Target	$243,000,000	100%
Threshold	$194,400,000	80%

The number of shares actually awarded will range from 50 percent of target if threshold performance is achieved up to 150 percent of target if maximum performance is achieved. The aggregate grant date fair value of the performance-based restricted stock units for all named executive officers at target is equal to $1.7 million for the awards granted in 2012.

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Stock options are intended to align shareholder and management interests by providing a reward based solely on stock price appreciation. In February 2012, the committee approved stock options to be granted to the named executive officers three business days after the fiscal year 2012 earnings release (February 21, 2012) with an exercise price set at the closing price of our common stock on the NYSE on that day. The stock options granted in 2012 will vest on February 21, 2015, if the named executive officer to whom they were granted is still employed by us at that time. The aggregate grant date fair value of the stock option awards granted in 2012 to all named executive officers is equal to $1.0 million.

•

Time-based restricted stock units are intended to help to retain participants (some of whom are currently eligible for retirement), as well as to help attract the next generation of our senior management. The time-based restricted stock units granted in 2012 will vest on February 21, 2015, if the named executive officer to whom they were granted is still employed by us at that time. The aggregate grant date fair value of the time-based restricted stock units for all named executive officers is equal to $0.7 million for awards granted in 2012.

Once the total dollar value of the awards was determined for each named executive officer, the actual number of performance-based restricted stock units, stock options and time-based restricted stock units was determined as follows: 30 percent of the total dollar value was allocated to the stock option portion of the award, 20 percent of the total dollar value was allocated to the time-based restricted stock unit portion of the award and 50 percent of the total dollar value was allocated to the performance-based restricted stock unit portion of the award. The committee then used the closing price of our common stock on the NYSE on the grant date to determine the number of performance-based restricted stock units awarded and the number of time-based restricted stock units awarded. To determine the number of stock options awarded, the committee divided the total dollar value attributed to the stock option portion of the award by the estimated fair value of the stock options on the date of grant, which was determined in accordance with the Black-Scholes valuation method.

The granting of a combination of stock options, restricted stock units and performance stock units falls within the range of peer group practices and has a strong performance orientation. Our long-term incentive mix is more heavily weighted towards performance-based incentive awards than peer group average practice: our long-term mix for our named executive officers as noted above was 30 percent stock options, 20 percent time-based restricted stock units and 50 percent performance-based awards, compared to our peer group average for the named executive officers of 27 percent stock options, 35 percent time-based restricted stock units and 38 percent performance-based awards.

Payout of the 2011-2013 Performance-Based Restricted Stock Units

On December 31, 2012, the two-year performance period ended for the performance-based restricted stock units awarded in 2011. The cumulative value creation threshold for these awards was $91.7 million over the two-year period. The actual cumulative value creation certified by the committee for the two-year period was $137.9 million, which meant that the actual number of performance-based shares earned was 150 percent of the target share amount. These earned shares are subject to an additional one-year service vesting period until the third anniversary of the grant date, during which time our named executive officers continue to be exposed to changes in our stock price.

Retirement Benefits.  Prior to 2007, we maintained a qualified defined benefit pension plan for U.S. salaried employees that provided for a retirement benefit annuity based on final average pay and years of service. We also maintain a defined contribution plan that permits U.S. salaried employees to contribute up to 20 percent of pay, subject to applicable limits for 401(k) plans. We match 50 percent of salaried employee contributions up to six percent. In addition, we maintain two non-qualified excess defined benefit plans for certain U.S. highly-paid employees, which are described on page 55 below. Effective December 31, 2006, we made significant changes in our retirement benefits for our U.S. employees by freezing the qualified and non-qualified defined benefit plans in which U.S. salaried employees and certain highly-paid U.S. employees, respectively, participate. No new salaried participants have been permitted in these plans after December 31, 2006, and no further benefits have accrued for U.S. salaried employees after December 31, 2006. In 2007, in light of the freezing of benefits under our qualified defined benefit plan, we decided to provide a uniform non-elective employer contribution to U.S. salaried employees, which is also described in detail in the “2006 Freeze of Pension Plan, SERP I and SERP II” section below. In addition, in 2007, we approved a supplemental benefit plan, which we refer to as the benefit restoration plan, to restore employer non-elective contributions lost by certain U.S. highly-paid employees, including the named executive officers (except for Mr. McCormack), in our defined contribution plan under U.S. tax law. Beginning in 2009, we amended our defined contribution plan and our benefit restoration plan to remove the automatic employer non-elective contribution feature. Instead, we may decide each plan year whether to make employer discretionary contributions for the plan year and the amount of any such contribution. Employer discretionary contributions were made for 2012 and are included in the tables below. We maintain a superannuation plan for certain employees of our Australian subsidiary, including Mr. McCormack. This plan, which is described in more detail beginning on page 56 below is currently closed to new members.

Perquisites and Other Benefits.  We provide a limited number of perquisites and other benefits to certain of our named executive officers, which include club dues, executive physicals, and certain amounts attributable to our survivor benefit plan. For Mr. McCormack, we also provide an automobile allowance, which may be used for automobile and related expenses at Mr. McCormack’s option, payment of certain fringe benefit taxes, leave loading and life insurance. Additional details of the perquisites and other benefits we provide are more fully described in the footnotes to the Summary Compensation Table below.

We provide these perquisites and other benefits to promote a healthy work/life balance and provide opportunities for developing business relationships. We believe they are important to our ability to attract and retain top-quality executive talent and are consistent with those provided to executives at other companies comparable to us. The costs associated with providing these benefits for our named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table below on page 48.

Our named executive officers other than Mr. McCormack also participate in the same standard salaried benefit plans as our other U.S. salaried employees. This includes a basic welfare benefits package consisting of medical, dental, vision, life and disability insurance and accident insurance plans, as well as flexible spending arrangements for health care, dependent care and transportation expenses.

Contracts.  We generally use contractual arrangements where appropriate to assist in our recruitment and retention of our named executive officers. We have entered into employment agreements with Mr. Turner, Mr. Lacy and Mr. McCurrie. In addition, Mr. McCormack agreed to a summary of terms and conditions of employment. We have also entered into separate change in control agreements with Mr. Ball, Mr. Loadman and Mr. McCormack. Each of these agreements is described in the “Potential Payments upon Termination or Change in Control” section beginning on page 58 below.

Stock Ownership Requirements for Our Named Executive Officers

The committee and our board of directors have approved stock ownership requirements. The requirements apply to selected members of the management team, including all of the named executive officers. The committee and our board of directors have also approved stock ownership guidelines, which apply to our non-employee directors, as described more fully below under “Stock Ownership Guidelines for Non-Employee Directors.” The stock ownership requirements were designed to achieve the following objectives:

•	demonstrate senior management’s commitment to and confidence in the company’s long-term prospects;

•	align senior management’s interests with those of our shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock by our senior management.

Our stock ownership requirements require our elected officers to accumulate a specified number of shares expressed as the value of stock ownership as a percentage of base salary. The required stock ownership level is converted into a number of shares that is recalculated annually until the ownership requirement is achieved. Until the stock ownership level is achieved, members of the management team are required to retain 75 percent of the net profit shares received from exercising stock options, the vesting of time-based restricted stock units and performance-based restricted stock units (excluding shares used for the payment of taxes).

Position		Ownership Requirement Multiple of Base Salary
Chief Executive Officer	(Mr. Turner)	5x
Senior Vice President Chief Financial Officer Other Designated Vice President	(Messrs. Lacy and McCurrie) (Mr. Ball) (Mr. Loadman)	3x
Other Elected Vice Presidents	(Mr. McCormack)	2x

Shares owned outright by the executives and/or their spouses count toward meeting the requirements. Unvested restricted stock, unvested time-based restricted stock units, unvested performance-based restricted stock units and unexercised stock options do not count toward meeting the stock ownership requirements for our executives.

Four of our named executive officers have achieved compliance with the target ownership level and the other two named executive officers continue to comply with the 75 percent retention ratio.

Policy on Derivative Transactions and Restrictions on Hedging Transactions

Our policy is that our employees, officers and directors are prohibited from trading in options, warrants, puts, and calls of our common stock; short sales of our common stock are also prohibited. Any hedging transactions contemplated by our employees, officers and directors with respect to our common stock require advance clearance by our corporate secretary. Our corporate secretary has never received a request to clear a hedging transaction.

Tax Considerations

Cash compensation, such as base salary or annual cash incentive, is taxable as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect the timing of our tax deduction. Deferrals under non-qualified plans, the adoption of which have been approved by the board of directors, will result in the deferral of our compensation deduction until such time as the cash compensation is paid to the employee.

The committee is aware of Section 162(m) of the tax code, which generally limits the deductibility of executive pay in excess of $1 million, and which specifies the requirements for the “performance-based” exemption from this limit. The committee generally tries to preserve the deductibility of compensation paid to the named executive officers when appropriate; for example, our stock option awards and performance-based restricted stock unit awards will generally qualify for the performance-based exemption and would therefore be deductible. The committee nevertheless may authorize other compensation that might not be deductible if it believes doing so is in the best interests of our shareholders; for example time-based restricted stock units. Therefore, a portion of compensation may not be deductible under Section 162(m) of the tax code.

Accounting Considerations

When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the committee review and consider the accounting implications of a given award, including the estimated expense and impact on EPS.

Summary Compensation Table

The following table shows the compensation of all individuals who served at any time during 2012 as either our principal executive or principal financial officers, together with our four most highly compensated officers, who were serving as executive officers as of December 31, 2012 (other than our principal executive or principal financial officers). We refer to the six executives below as our “named executive officers.”

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)		Total
Walter W. Turner President and Chief Executive Officer	2012 2011 2010	$751,876 726,253 685,000		$	— — —	$1,028,957 980,009 672,012	$440,160 418,164 287,690	$494,203 558,000 525,000	$3,548 190,646 200,364	$204,887 416,032 138,755	(4)	$2,923,631 3,289,104 2,508,821

Leroy M. Ball Vice President and Chief Financial Officer	2012 2011 2010	$344,850 326,250 105,000	(6)	$	— — —	$288,714 275,620 45,720	$123,507 117,608 24,550	$212,716 187,000 26,000	$32 — —	$31,844 33,696 3,150	(5)	$1,001,663 940,174 204,420

Steven R. Lacy Senior Vice President, Administration, General Counsel and Secretary	2012 2011 2010	$359,799 348,996 336,537		$	— — —	$307,973 297,481 228,313	$131,733 126,940 97,747	$204,413 200,000 195,000	$26,107 42,514 40,299	$95,266 155,047 38,489	(7)	$1,125,291 1,170,978 936,385

Thomas D. Loadman Vice President and General Manager, Railroad and Utility Products and Services, Koppers Inc.	2012 2011 2010	$277,071 270,171 263,247		$	— — —	$237,857 231,898 120,999	$101,754 98,945 51,801	$179,786 165,535 50,000	$142,918 230,590 217,424	$126,674 218,634 50,676	(8)	$1,066,060 1,215,773 754,147

Mark R. McCormack(9) Vice President Australian Operations, Koppers Inc.	2012 2011 2010	$404,821 379,595 319,418		$	— — —	$239,921 209,392 117,627	$102,640 89,344 50,351	$190,152 128,302 151,420	$140,456 213,635 116,850	$43,466 68,746 56,308	(10)	$1,121,456 1,089,014 811,974

Brian H. McCurrie Senior Vice President, Global Carbon Materials & Chemicals, Koppers Inc.	2012 2011 2010	$368,670 350,061 330,252		$	— — —	$310,686 293,133 221,203	$132,888 125,069 94,695	$136,948 197,000 195,000	$8,978 15,600 13,818	$85,396 119,391 35,706	(11)	$1,043,566 1,100,254 890,674

(1)	The amounts shown in these columns represent the aggregate grant date fair value of time-based restricted stock units and stock options granted to our named executive officers computed in accordance with FASB ASC Topic 718 and the value of performance-based restricted stock units granted to our named executive officers based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance-based restricted stock units assuming the highest level of performance conditions is $1,102,454 for Mr. Turner, $309,329 for Mr. Ball, $329,962 for Mr. Lacy, $254,880 for Mr. Loadman, $257,058 for Mr. McCormack and $332,886 for Mr. McCurrie. These award grant date fair values have been determined using the assumptions underlying the valuation of equity awards set forth in note 6 of the consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2012, December 31, 2011 and December 31, 2010.

(2)	The amount disclosed in this column represents (i) the amount of increase in the present value of the executive’s accumulated pension benefit and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120 percent of the applicable federal long-term rate at the maximum rate payable under our Benefit Restoration Plan. Of the total amount disclosed for each named executive officer, except Mr. Turner, the following amounts represent the increase in present value of accumulated benefit for 2012, 2011 and 2010, respectively: Mr. Lacy: $25,713, $42,163 and $40,128; Mr. Loadman: $142,316, $229,975 and $217,144; Mr. McCormack: $140,456, $213,635 and $116,850; and Mr. McCurrie: $8,611, $15,281 and $13,667. The remainder of the amount reported in this column for each named executive officer for 2012, 2011 and 2010, respectively, represents the above-market interest on deferred compensation. For Mr. Turner, the following amounts represent the increase in present value of accumulated benefit for 2011 and 2010, respectively: $187,598 and $198,954. The increase in present value of accumulated benefit for Mr. Turner for 2012 is negative $20,683 (this negative amount is not reflected in the amount disclosed above for Mr. Turner).

(3)	The full amount of “all other compensation” disclosed for each named executive officer other than Mr. Ball and Mr. McCormack includes an amount based on accrued accounts attributed to such named executive officer’s benefit pursuant to the Survivor Benefit Plan rather than our out-of-pocket expenses attributed to the plan. The amounts included with respect to each named executive officer’s benefit pursuant to the Survivor Benefit Plan are as follows: $54,638 for Mr. Turner; $60,210 for Mr. Lacy; $68,352 for Mr. Loadman; and $48,703 for Mr. McCurrie. The expense associated with the Survivor Benefit Plan is calculated by determining the annual change in fair value of our liability for this benefit for accounting purposes.

(4)	The full amount of “all other compensation” disclosed for Mr. Turner in 2012 ($204,887) includes perquisites and other personal benefits in the amount of $78,003 consisting of club dues, parking, a physical, home internet service, and an amount attributed to the Survivor Benefit Plan as described in footnote 3 above; and qualified defined contribution plan contributions for 2012 in the amount of $125,389.

(5)	The full amount of “all other compensation” disclosed for Mr. Ball in 2012 ($31,844) includes perquisites and other personal benefits in the amount of $8,301 consisting of club dues and a physical, and qualified defined contribution plan contributions for 2012 in the amount of $23,455.

(6)	Represents Mr. Ball’s salary for the period beginning September 1, 2010, Mr. Ball’s hire date, through December 31, 2010.

(7)	The full amount of “all other compensation” disclosed for Mr. Lacy in 2012 ($95,266) includes perquisites and other personal benefits in the amount of $70,475 consisting of club dues, a physical and an amount attributed to the Survivor Benefit Plan as described in footnote 3 above; and qualified defined contribution plan contributions for 2012 in the amount of $24,294.

(8)	The full amount of “all other compensation” disclosed for Mr. Loadman in 2012 ($126,674) includes perquisites and other personal benefits in the amount of $79,052 consisting of club dues, and an amount attributed to the Survivor Benefit Plan as described in footnote 3 above; and qualified defined contribution plan contributions for 2012 in the amount of $47,335.

(9)	Amounts shown in the “salary” and “all other compensation” columns have been converted from Australian dollars to U.S. dollars using the average exchange rate which was AUD 1 = USD 1.0356 during 2012, AUD 1 = USD 1.0398 during 2011 and AUD 1 = USD 0.9183 during 2010.

(10)	The full amount of “all other compensation” disclosed for Mr. McCormack in 2012 ($43,466) includes perquisites and other personal benefits in the amount of $29,468 consisting of automobile expenses, parking and related fringe benefits tax.

(11)	The full amount of “all other compensation” disclosed for Mr. McCurrie in 2012 ($85,396) includes perquisites and other personal benefits in the amount of $60,443, consisting of club dues and an amount attributed to the Survivor Benefit Plan as described in footnote 3 above; and qualified defined contribution plan contributions for 2012 in the amount of $24,470.

2012 Grants of Plan Based Awards Table

As further described in the “Compensation Discussion and Analysis” section above, the following table shows the details concerning the potential amounts payable to each named executive officer for performance during 2012 under the pools established pursuant to our annual cash incentive plans. The table below also reflects performance-based restricted stock unit awards, stock option awards and time-based restricted stock unit awards granted to each named executive officer during 2012 under our amended and restated 2005 Long Term Incentive Plan. The actual amounts paid to each named executive officer are included in the “Summary Compensation Table” above.

Name	Form of Award (1)	Grant Date	Date Management, Development and Compensation Committee Took Action to Grant Award	Estimated Potential 2012 Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter W. Turner	Annual Cash Incentive Award			275,627	551,253	826,880
	Performance-based RSU Award	2/21/2012	2/7/2012				9,618	19,235	28,853				$734,969
	Time-based RSU Award	2/21/2012	2/7/2012							7,694			293,988
	Option Award	2/21/2012	2/7/2012								27,823	$38.21	440,160

Leroy M. Ball	Annual Cash Incentive Award			90,750	181,500	272,250
	Performance-based RSU Award	2/21/2012	2/7/2012				2,699	5,397	8,096				$206,219
	Time-based RSU Award	2/21/2012	2/7/2012							2,159			82,495
	Option Award	2/21/2012	2/7/2012								7,807	$38.21	123,507

Steven R. Lacy	Annual Cash Incentive Award			96,799	193,598	290,397
	Performance-based RSU Award	2/21/2012	2/7/2012				2,879	5,757	8,636				$219,975
	Time-based RSU Award	2/21/2012	2/7/2012							2,303			87,998
	Option Award	2/21/2012	2/7/2012								8,327	$38.21	131,733

Thomas D. Loadman	Annual Cash Incentive Award			74,772	149,543	224,314
	Performance-based RSU Award	2/21/2012	2/7/2012				2,224	4,447	6,671				$169,920
	Time-based RSU Award	2/21/2012	2/7/2012							1,778			67,937
	Option Award	2/21/2012	2/7/2012								6,432	$38.21	101,754

Mark R. McCormack	Annual Cash Incentive Award			94,869	189,738	284,608
	Performance-based RSU Award	2/21/2012	2/7/2012				2,243	4,485	6,728				$171,372
	Time-based RSU Award	2/21/2012	2/7/2012							1,794			68,549
	Option Award	2/21/2012	2/7/2012								6,488	$38.21	102,640

Brian H. McCurrie	Annual Cash Incentive Award			97,647	195,294	292,941
	Performance-based RSU Award	2/21/2012	2/7/2012				2,904	5,808	8,712				$221,924
	Time-based RSU Award	2/21/2012	2/7/2012							2,323			88,762
	Option Award	2/21/2012	2/7/2012								8,400	$38.21	132,888

(1)	The material terms of the awards reflected in this column are provided in the “Compensation, Discussion and Analysis — 2012 Compensation” section above under the heading “Annual Cash Incentive” and “Long-Term Equity Incentives.”

(2)	The amounts shown in these columns represent the threshold, target and maximum payouts in 2012 pursuant to our senior management corporate incentive plan or the applicable business unit plan with respect to each named executive officer. The committee has the discretion to supplement, reduce or modify the actual amounts awarded, as further described in “-Role of CEO and Committee” and “-2012 Compensation — Annual Cash Incentive.” With respect to the 2012 Annual Cash Bonus Program, the committee had no discretion to make any annual cash incentive awards to named executive officers under the program unless 2012 adjusted diluted earnings per share was at least $2.39. Also, under such program, the committee had no discretion to increase the annual cash incentive awarded to the named executive officers above the maximum amount of $1.5 million, in the case of Mr. Turner, and $1.0 million, in the case of Messrs. Ball, Lacy, Loadman, McCormack and McCurrie.

(3)	Unvested time-based restricted stock units and performance-based restricted stock units granted under our long term incentive plan are entitled to dividends at the same rate as those paid, if at all, to holders of our common stock which are converted annually into additional time-based restricted stock units or performance-based restricted stock units, respectively, that vest on the same schedule as the underlying award. We call these dividend equivalent units.

(4)	The option awards will vest on the third anniversary of the grant date and have a maximum term of 10 years.

(5)	The amounts shown in this column represent the aggregate grant date fair value of time-based restricted stock units and stock options granted to our named executive officers in 2012 computed in accordance with FASB ASC Topic 718 and the value of performance-based restricted stock units granted to our named executive officers in 2012 based upon the probable outcome of the performance conditions as of the grant date.

Outstanding Equity Awards at Fiscal Year-End 2012

The table below provides information concerning unvested restricted stock units and unexercised options held by each named executive officer at December 31, 2012.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercis- able (1)(#)	Number of Securities Underlying Unexercised Options Unexercis- able (2)(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)(#)	Market Value of Shares or Units of Stock That Have Not Vested (4)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)(6)($)
Walter W. Turner	5/8/2007	16,300		$29.97	5/7/2017
	2/25/2008	13,470		39.99	2/24/2018
	2/22/2010		20,832	28.10	2/21/2020
	2/22/2011		21,689	40.26	2/21/2021
	2/21/2012		27,823	38.21	2/21/2022
						71,133	$2,713,724	9,617	$366,889

Leroy M. Ball	9/1/2010		2,500	$20.00	8/31/2020
	2/22/2011		6,100	40.26	2/21/2021
	2/21/2012		7,807	38.21	2/21/2022
						11,573	$441,510	2,698	$102,929

Steven R. Lacy	5/8/2007	7,400		$29.97	5/7/2017
	2/25/2008	5,814		39.99	2/24/2018
	2/22/2010		7,078	28.10	2/21/2020
	2/22/2011		6,584	40.26	2/21/2021
	2/21/2012		8,327	38.21	2/21/2022
						22,643	$863,830	2,878	$109,796

Thomas D. Loadman	5/8/2007	3,900		$29.97	5/7/2017
	2/25/2008	3,091		39.99	2/24/2018
	2/22/2010		3,751	28.10	2/21/2020
	2/22/2011		5,132	40.26	2/21/2021
	2/21/2012		6,432	38.21	2/21/2022
						15,092	$575,760	2,223	$84,807

Mark R. McCormack	5/8/2007	4,150		$29.97	5/7/2017
	2/25/2008	3,170		39.99	2/24/2018
	2/20/2009	8,748		15.26	2/19/2019
	2/22/2010		3,646	28.10	2/21/2020
	2/22/2011		4,634	40.26	2/21/2021
	2/21/2012		6,488	38.21	2/21/2022
						14,189	$541,310	2,242	$85,532

Brian H. McCurrie	5/8/2007	6,500		$29.97	5/7/2017
	2/25/2008	5,364		39.99	2/24/2018
	2/22/2010		6,857	28.10	2/21/2020
	2/22/2011		6,487	40.26	2/21/2021
	2/21/2012		8,400	38.21	2/21/2022
						22,197	$846,816	2,904	$110,788

(1)	The stock options granted in 2007 vested on May 8, 2010, the stock options granted in 2008 vested on February 25, 2011 and the stock options granted in 2009 vested on February 20, 2012.
(2)	The stock options granted in February 2010 will vest on February 22, 2013. The stock options granted to Mr. Ball on September 1, 2010 will vest on September 1, 2013. The stock options granted in 2011 will vest on February 22, 2014 and the stock options granted in 2012 will vest on February 21, 2015.

(3)	The amounts shown in this column reflect the aggregate number of unvested time-based restricted stock units awarded in 2010, 2011 and 2012, and the number of earned (as of December 31, 2012) performance-based restricted stock units awarded in 2010 and 2011, and related dividend equivalent units. The performance criteria for the two-year performance period of 2011 through 2012 was satisfied with respect to the 2011 performance-based restricted stock unit awards, but vesting of these awards remains subject to an additional one-year service requirement. These earned performance-based restricted stock units, as well as the time-based restricted stock units and related dividend equivalent units, are scheduled to vest on the third anniversary of the date of grant, as summarized below.

Name	Grant Date	# of Unvested Shares	Vesting Date
Walter W. Turner	2/22/2010	29,964	2/22/2013
	2/22/2011	33,475	2/22/2014
	2/21/2012	7,694	2/21/2015

Leroy M. Ball	2/22/2011	9,414	2/22/2014
	2/21/2012	2,159	2/21/2015

Steven R. Lacy	2/22/2010	10,179	2/22/2013
	2/22/2011	10,161	2/22/2014
	2/21/2012	2,303	2/21/2015

Thomas D. Loadman	2/22/2010	5,394	2/22/2013
	2/22/2011	7,920	2/22/2014
	2/21/2012	1,778	2/21/2015

Mark R. McCormack	2/22/2010	5,244	2/22/2013
	2/22/2011	7,151	2/22/2014
	2/21/2012	1,794	2/21/2015

Brian H. McCurrie	2/22/2010	9,862	2/22/2013
	2/22/2011	10,012	2/22/2014
	2/21/2012	2,323	2/21/2015

(4)	The amounts shown in this column represent the market value of these stock awards and related dividend equivalent units based on a closing market price of $38.15 per share on December 31, 2012, the last trading day in 2012.

(5)	The amounts shown in this column reflect the aggregate minimum number of unvested performance-based restricted stock units awarded in 2012, and include related dividend equivalent units. For purposes of determining the amounts shown in this column, we assumed achievement of threshold performance goals with respect to the 2012 awards. The actual number may be more depending on the company’s performance during the applicable three- year performance period. The 2012 performance-based restricted stock unit grants and related dividend equivalent units are scheduled to vest, if at all, on February 21, 2015, provided that the company has achieved a cumulative value creation threshold of $194 million and the participant remains in our service until February 21, 2015.

(6)	The amounts shown in this column reflect the minimum aggregate payout value of unvested performance-based restricted stock units awarded in 2012 and include related dividend equivalent units. For purposes of determining the amounts shown in this column, we assumed achievement of threshold performance goals with respect to the 2012 awards. The actual number may be more depending on the company’s performance during the applicable three- year performance period.

2012 Option Exercises and Stock Vested

The table below sets forth information concerning the vesting of a portion of restricted stock units held by the named executive officers during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Walter W. Turner	46,600	$873,864	33,940	$1,302,957

Steven R. Lacy	15,832	$359,356	11,531	$442,675

Thomas D. Loadman	8,391	$188,919	6,111	$234,601

Mark R. McCormack	—	—	6,371	$244,583

Brian H. McCurrie	15,339	$357,636	11,171	$428,855

(1)	The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the common stock on the date of exercise and the exercise price of the options.

(2)	The amounts in this column represent the number of shares acquired upon the vesting of time-based restricted stock units on February 20, 2012 multiplied by the closing stock price of $38.39 on the vesting date. Amounts included do not deduct any taxes paid by the named executive officers in connection with the vesting of the restricted stock units.

2012 Pension Benefits

The table below sets forth information as of December 31, 2012, with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. None of our named executive officers received any payments during 2012 under any of these plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Walter W. Turner	Retirement Plan for Koppers Inc.	37.58	$836,290
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	37.58	1,884,486
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	35.00	3,550,811

			$6,271,587

Steven R. Lacy	Retirement Plan for Koppers Inc.	5.50	$130,934
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	5.50	75,629
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	5.50	106,794

			$313,357

Thomas D. Loadman	Retirement Plan for Koppers Inc.	27.58	$752,637
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	27.58	253,793
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	27.58	961,471

			$1,967,901

Mark R. McCormack	Koppers Australia Superannuation Plan	26.58	$1,940,122

Brian H. McCurrie	Retirement Plan for Koppers Inc.	3.25	$55,227
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	3.25	30,509
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	3.25	11,400

			$97,136

Pension Plan

The named executive officers other than Mr. Ball and Mr. McCormack are covered by the Retirement Plan of Koppers Inc. and Subsidiaries for Salaried Employees, which we refer to as the salaried plan. Prior to June 1, 2004, annual retirement benefits were computed at the rate of 1.2 percent of terminal salary (as defined below) not in excess of $16,000, plus 1.6 percent of terminal salary in excess of $16,000, all multiplied by years of credited service (as defined below). Other elected U.S. officers also participate in the salaried plan.

Terminal salary was determined based on the average annual salary (defined as salary plus 50 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of such credited service if less than five. Credited service included all accumulated service as a salaried employee except for any period of layoff or leave of absence. In 1998, we amended the salaried plan to provide a minimum pension equal to 1.2 percent of terminal salary multiplied by years of credited service up to 35 years reduced by any pension benefit paid by the pension plan of the former Koppers Company, Inc., now known as Beazer East, Inc. (“Old Koppers” for the period prior to December 29, 1988). For purposes of the minimum pension calculations, terminal salary was determined based on the average annual salary (defined as salary plus 75 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of credited service if less than five.

Effective June 1, 2004 we further amended the salaried plan. For credited service after May 31, 2004, annual retirement benefits are computed at the rate of one percent of terminal salary multiplied by years of credited service after May 31, 2004. Effective June 1, 2004 we also amended the definition of terminal salary to mean the average annual salary (defined as salary plus 100 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service or during all years of credited service if less than five.

Retirement Income Restoration Plan (SERP l)

Effective January 1, 1991, the board of directors established the Retirement Income Restoration Plan, which we refer to as SERP l, for participating elected U.S. officers, including the named executive officers other than Mr. Ball and Mr. McCormack. SERP l pays an annual benefit equal to the difference between (i) the benefit a participant would receive under the salaried plan if not for the compensation limit imposed under the tax code and (ii) the benefit the participant actually receives under the salaried plan.

Supplemental Executive Retirement Plan (SERP II)

Effective December 1, 1997, the board of directors established the Supplemental Executive Retirement Plan, which we refer to as SERP II, for participating elected U.S. officers, including the named executive officers other than Mr. Ball and Mr. McCormack. SERP II pays an annual benefit equal to two percent of final average pay multiplied by years of service up to 35 years, reduced by the sum of: (i) pension benefits received from us; (ii) pension benefits received from Old Koppers; (iii) benefits received under any other non-qualified retirement plan sponsored by us or Old Koppers; and (iv) one-half of any Social Security benefits.

Mr. Turner is currently eligible for retirement under our salaried plan, SERP I and SERP II, with unreduced benefits. Mr. Lacy and Mr. Loadman are currently eligible for early retirement under our salaried plan, SERP I and SERP II, with reduced benefits. The eligibility standards for early retirement under the salaried plan and SERP I are 60 years of age with 25 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced five percent per year from age 65. The eligibility standards for early retirement under SERP II are 60 years of age with 25 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced three percent per year from age 60.

2006 Freeze of Pension Plan, SERP I and SERP II

On November 2, 2006, our board of directors approved a freeze of our domestic qualified and corresponding non-qualified defined benefit plans for U.S. salaried employees. No U.S. salaried employee hired after December 31, 2006, will become a participant in the salaried plan or in SERP l or SERP ll and U.S. salaried employees will no longer accrue additional benefits under such plans after December 31, 2006. However, years of service will continue to accrue for vesting purposes and for purposes of eligibility for certain benefits under the plans, such as early retirement benefits. In light of freezing future benefit accruals under the qualified defined benefit plan, we provided to eligible U.S. salaried employees in 2007 and 2008 an annual employer non-elective contribution under the qualified defined contribution plan ranging from three percent to nine percent of compensation determined based on age and years of service. In 2009, we amended the plan to remove the automatic employer non-elective contribution feature. Instead, we will decide each year whether to make employer discretionary contributions for the year and the amount of such contributions. We did make employer discretionary contributions for 2012. We continue to match contributions by U.S. salaried employees, including the U.S. named executive officers, at an amount equal to 50 percent of the first six percent of compensation contributed by the employee.

Survivor Benefit Plan

The Survivor Benefit Plan provides a post-retirement survivor benefit to selected key employees, including our named executive officers other than Mr. Ball and Mr. McCormack. The benefit payable under the plan equals three times the participant’s base salary at the time of retirement or $750,000, whichever is less. Benefits payable under this plan are reduced dollar-for-dollar by proceeds paid under our group life insurance plan. If the participant’s employment is terminated for any reason prior to retirement, the participant will be entitled to no benefits under the plan. No new participants have been approved for this plan since before 2008 and the committee does not currently intend to add any new participants in the future.

Australia Superannuation Plan

Mr. McCormack participates in the Koppers Australia Superannuation Plan, a defined benefit plan available to certain employees of Koppers Australia Pty. Ltd., one of our wholly owned subsidiaries. Participants in the defined benefit section of the plan contribute 4 percent of salary up to a maximum of $3,000 per year. Contributions cease after 36 years of membership or attaining age 70. The benefit payable upon retirement between the age of 55 and the maximum retirement age of 70 is comprised of two pieces, the member’s reserve and an account maintained at the option of the participant for years of membership over 36 years. The member’s reserve is equal to the greater of (1) 2.5 times the member’s contributions with interest plus 3 percent of the participant’s final average salary multiplied by the participant’s membership accrued after March 1987 (capped at 36 years) and (2) 20 percent of the final average salary multiplied by the total participant membership (capped at 36 years) accrued multiplied by an adjustment factor for terminations prior to age 55 (earliest retirement age). Final average salary is the average annual rate of salary during the three year period prior to termination of employment.

The benefit payable on death prior to age 65 is a lump sum of 20 percent of the participant’s prospective final average salary (final average salary calculated at age 65 assuming that the participant’s salary at date of death remains unchanged) multiplied by the participant’s years of membership assuming the participant had worked to age 65. The plan also provides a benefit in the event of disability or resignation other than retirement, death or disability.

Benefits paid pursuant to this plan can be paid as a lump sum or a pension. The defined benefit section of the plan is currently closed to new members.

2012 Non-qualified Deferred Compensation

The table below sets forth information as of December 31, 2012, with respect to our Benefit Restoration Plan, a defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified. The Benefit Restoration Plan is described in further detail below.

Name	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Balance at Last Fiscal Year End ($) (3)
Walter W. Turner	$95,389	$15,624	$469,355
Leroy M. Ball	8,455	140	11,813
Steven R. Lacy	9,294	1,737	50,860
Thomas D. Loadman	17,335	2,650	80,773
Brian H. McCurrie	9,470	1,615	48,132

(1)	The amounts shown in this column are reported as compensation in 2012 in the Summary Compensation Table.

(2)	The following amounts reported in this column are reported as compensation in 2012 in the Summary Compensation Table: Mr. Turner: $3,548, Mr. Ball: $32, Mr. Lacy: $394, Mr. Loadman: $602, and Mr. McCurrie: $367.

(3)	The following amounts reported in this column were reported as compensation to the named executive officer in the Summary Compensation Table for previous years: Mr. Turner: $324,737, Mr. Ball: $3,218 Mr. Lacy: $35,781, Mr. Loadman: $54,187 and Mr. McCurrie: $33,456.

Benefit Restoration Plan

On August 8, 2007, the board of directors approved (effective January 1, 2007) a non-qualified, deferred compensation plan for eligible, highly compensated employees, including our named executive officers other than Mr. McCormack, to replace certain contributions lost under the qualified defined contribution plan as a result of the compensation limits imposed under the tax code. Annually, the account of each participant is credited with a contribution equal to the difference between (a) the amount the participant would have received under the qualified defined contribution plan for such year but for tax code limits and (b) the amount the participant actually received under the defined contribution plan for such year. Generally, amounts in a participant’s account vest according to the same schedule as contributions made under our qualified defined contribution plan. Accounts are credited with investment earnings based on an interest rate determined by our management development and compensation committee based, primarily, on the Moody’s Corporate Bond Yield Average as of the preceding December 31. The interest rate for 2012 was 4.36 percent. Benefits will typically be paid upon a separation from service in five equal annual installments. In 2009, we amended the plan to remove the automatic employer non-

elective contribution feature. Instead, we will decide each year whether to make employer discretionary contributions for the year and the amount of such contributions. We did make employer discretionary contributions for 2012.

Potential Payments upon Termination or Change in Control

The following information and related table set forth the details of the payments and benefits that would be provided to each named executive officer in the event that his employment is terminated with us for any reason including resignation, termination without cause, retirement, a constructive termination of the executive, a change in control or a change in the executive’s responsibilities.

Employment Agreements

We have entered into employment agreements with four of our named executive officers. The following discussion summarizes these agreements.

Walter W. Turner. We entered into an employment agreement with Mr. Turner in February 2013. The agreement provides that Mr. Turner will serve as President and Chief Executive Officer of Koppers. Mr. Turner has served as President and Chief Executive Officer of Koppers since February 1998. The term of the agreement commences with retroactive effect to January 1, 2013 and continues until December 31, 2014. The agreement establishes an initial minimum annual base salary of $757,500, increasing to a minimum annual base salary of $807,500 on April 1, 2013, and thereafter is subject to periodic review by the board of directors. The agreement provides that Mr. Turner is entitled to participate in the corporate plan with a target cash incentive of 100% of base salary and in the LTIP with an incentive target of 200% of base salary. With respect to awards previously made to Mr. Turner under the LTIP in 2012, the agreement provides that such awards will be modified so that Mr. Turner will be eligible to receive the full number of shares and options under such awards even if his employment terminates for specified reasons prior to December 31, 2014. With respect to awards that were made to Mr. Turner in 2013 and may be made in 2014, subject to Mr. Turner’s compliance with certain specified conditions, if Mr. Turner remains employed through December 31, 2014, or if his employment is terminated prior to December 31, 2014 under certain circumstances, Mr. Turner will be eligible to receive the same number of shares and options under such award agreements as he would have received had his employment continued through the applicable vesting date specified in such award agreements. Under the agreement, the terms of outstanding stock options held by Mr. Turner will be modified to extend the post-termination exercise period from three years to five years, subject to certain limitations. In the event of termination of Mr. Turner’s employment by the company other than for cause, Mr. Turner will be entitled to receive his base salary through December 31, 2014.

The agreement contains provisions for certain benefits, comparable to those previously provided under the company’s change in control agreement with Mr. Turner as in effect before he reached age 65, that become payable if one of the following events occurs within two years after a change in control has occurred.

•	Mr. Turner is required to relocate his primary office to a location greater than fifty miles from the then current location of his office; or

•	Mr. Turner’s employment is terminated other than for cause or disability.

The benefits to which Mr. Turner would be entitled in the event of a termination of his employment under the above-specified conditions following a change in control include:

•	all of Mr. Turner’s accrued salary to the date of termination;

•	a pro-rata annual cash incentive for the year in which the termination occurs equal to the average of the bonus payments awarded for the previous two years;

•	a lump sum payment equal to twice the sum of (i) Mr. Turner’s base salary and (ii) one half of the amounts awarded to Mr. Turner under applicable incentive plans for each of the preceding two years;

•	all reasonable legal fees and expenses incurred by Mr. Turner as a result of his termination, subject to certain specified exceptions;

•	life, disability, accident and group health benefits (or the monetary equivalent of such benefits) for two years or until Mr. Turner receives comparable benefits from a third party; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which Mr. Turner would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Brian H. McCurrie. We entered into an employment agreement with Mr. McCurrie in October 2003. The employment agreement, as amended in 2010, provides that Mr. McCurrie will serve as Senior Vice President, Global Carbon Materials & Chemicals. Mr. McCurrie’s employment agreement established an initial base salary, subject to annual adjustments, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

Mr. McCurrie’s employment agreement provides that in the event of termination by us other than for cause, Mr. McCurrie would be entitled to severance payments for two years, plus an additional amount based on the years of his service with us prior to termination. If Mr. McCurrie is terminated (other than for cause) within two years after the occurrence of a change in control, Mr. McCurrie will be entitled to receive:

•	all of his accrued salary to the date of his termination;

•	a pro-rata bonus for the year in which his termination occurs;

•	a lump sum payment equal to two (or if less, the number of years until he reaches age 65) times the sum of his base salary plus one half of the amounts awarded to him under certain bonus and incentive plans for the two years preceding the date of termination or the change in control (whichever is greater);

•	life, disability, accident and group health benefits for two years or until he receives comparable benefits from a third party;

•	reasonable legal fees and expenses incurred by Mr. McCurrie as a result of his termination; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which Mr. McCurrie would be entitled in the event he is terminated after a change in control will be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

The initial term of the agreement was from October 13, 2003 to October 13, 2005. The term of the agreement is automatically extended for one additional year unless notice is given 180 days in advance by us or Mr. McCurrie that such party does not wish to extend the term. As of March 27, 2013, neither party has advised the other party that such party does not wish to extend the term. If a change of control occurs during the term, the term shall continue for a period of not less than 24 months following the month in which such change of control occurred.

Steven R. Lacy. We entered into an employment agreement with Mr. Lacy in April 2002. The employment agreement provides that Mr. Lacy will serve as Vice President, General Counsel and Corporate Secretary. The initial term of the agreement was from April 5, 2002 through April 4, 2004. The term is automatically extended for one additional year unless notice is given 180 days in advance by us or Mr. Lacy that such party does not wish to extend the term. As of March 27, 2013, neither party has advised the other party that such party does not wish to extend the term. Mr. Lacy’s employment agreement established an initial base salary, subject to periodic review by our chief executive officer, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

In the event of termination by us other than for cause, Mr. Lacy is entitled to receive the following payments:

•	all of his accrued salary to the date of his termination;

•	104 weeks of salary and benefits continuation;

•	an additional number of weeks of salary equal to the number of full years of service with us;

•	a lump sum severance payment equal to 50 percent of the amount awarded to him under certain bonus and incentive plans for the two years preceding the date of termination; and

•

a lump sum severance payment equal to the pro rata portion of all contingent awards granted under certain bonus and incentive plans then in effect for all uncompleted periods, taking certain assumptions into consideration.

If Mr. Lacy is terminated (other than for cause) within two years after the occurrence of a change in control, Mr. Lacy will be entitled to receive payments and benefits similar to those due to Mr. McCurrie and described above. The payments and benefits to which Mr. Lacy would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Mark R. McCormack. Mr. McCormack agreed to a summary of terms and conditions of employment effective December 1, 2006. These terms provide that Mr. McCormack will serve as Vice President, Australasian Operations & Managing Director, Koppers Australia Pty. Limited and give the company the right to change Mr. McCormack’s title and duties at any time. The terms established an initial base salary, subject to periodic review, and addressed additional compensation matters. The terms provide for participation in the Koppers Australia Superannuation Plan, the continuation of a life insurance policy and participation in the corporate senior management incentive plan, the global carbon materials and chemicals business unit plan and the Koppers Australia business unit plan.

The terms provide that in the event that the company terminates Mr. McCormack’s employment other than for cause and without 12 months notice, Mr. McCormack will be entitled to receive his base salary of 12 months’ pay.

Change in Control Agreements

We entered into change in control agreements with Mr. Loadman on October 20, 2005, with Mr. McCormack on December 2, 2005 and with Mr. Ball on September 1, 2011.

Mr. Loadman’s and Mr. McCormack’s change in control agreements were scheduled to expire on March 31, 2006. However, on March 21, 2006 the term of the change in control agreements was extended to May 31, 2006. On May 3, 2006, the board approved an amendment to Mr. Loadman’s and Mr. McCormack’s change in control agreement to convert the fixed expiration date to one-year evergreen terms running from June 1 to May 31 of each year, provided that we preserve the right, in our discretion, to terminate the change in control agreement by providing notice of termination at least 90 days prior to the expiration of the then current term. This evergreen term is also applicable to Mr. Ball’s change in control agreement.

The change in control agreements set out benefits that become payable if one of the following events occurs within two years after a change in control has occurred:

•

the executive terminates his employment upon 30 days written notice after (i) being requested to relocate his primary office to a location greater than 50 miles from the then current primary office of the executive or (ii) a material reduction in the executive’s duties, responsibilities or compensation; or

•	the executive’s employment is terminated other than for cause or disability.

The benefits to which the executive would be entitled in the event of a termination of the executive’s employment under the above-specified conditions following a change in control include:

•	all of the executive’s accrued salary to the date of termination;

•	a pro-rata bonus for the year in which the termination occurs equal to the average of the payments awarded for the previous two years;

•	a lump sum payment equal to twice the executive’s base salary (or if less, the number of years until he reaches age 65);

•	life, disability, accident and group health benefits (or the monetary equivalent of such benefits) for two years or until the executive receives comparable benefits from a third party; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which the executive would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Effect of Termination for Any Reason or Change in Control on Unvested LTIP Awards

As further described in the “Outstanding Equity Awards at Fiscal Year End” table, each of the named executive officers holds unvested time-based restricted stock units, performance-based restricted stock units and stock options under the LTIP. If the employment of any of the named executive officers (except for Mr. Turner) is terminated for any reason (other than retirement, death or permanent disability), the executive will forfeit any unvested time-based restricted stock units, performance-based restricted stock units and stock options; the executive will not forfeit any time-based restricted stock units, performance-based restricted stock units and stock options already vested. If the employment of any of the named executive officers, except Mr. Turner, is terminated for retirement, death or permanent disability, vesting of time-based restricted stock units, performance-based restricted stock units and stock options will be as follows:

Type of Award	Vesting
Performance-Based Restricted Stock Units	Pro-Rata Vesting at End of Measurement Period. Upon completion of the performance measurement period, the executive shall vest in a number of shares equal to the number of shares (if any) in which the executive would have vested at the end of the measurement period had the executive continued in our service through the end of the measurement

Type of Award	Vesting
period multiplied by a fraction, the numerator of which is the number of months of service the executive completed between the award date and the termination of the executive’s service and the denominator of which is the total number of months in the measurement period.

Time-Based Restricted Stock Units	Immediate Pro-Rata Vesting. Immediate vesting in the number of restricted stock units in which the executive would have been vested at the time of the executive’s termination had the restricted stock units vested in a series of 36 successive equal monthly installments over the duration of the three-year vesting schedule in the award.

Stock Options	Immediate Pro-Rata Vesting. Immediate vesting in the number of options in which the executive would have been vested at the time of the executive’s termination had the options vested in a series of 36 successive equal monthly installments over the duration of the three-year vesting schedule in the award.

Pursuant to his employment agreement, Mr. Turner will be eligible to receive the full number of performance-based restricted stock units, time-based restricted stock units and stock options awarded to Mr. Turner under the LTIP in 2012 even if his employment terminates for specified reasons prior to December 31, 2014. With respect to awards that were made to Mr. Turner in 2013 and may be made in 2014, subject to Mr. Turner’s compliance with certain specified conditions, if Mr. Turner remains employed through December 31, 2014, or if his employment is terminated prior to December 31, 2014 under certain circumstances, Mr. Turner will be eligible to receive the same number of shares and options under such award agreements as he would have received had his employment continued through the applicable vesting date specified in such award agreements. Under the agreement, the terms of outstanding stock options held by Mr. Turner will be modified to extend the post-termination exercise period from three years to five years, subject to certain limitations.

In the event of a change in control, awards to the named executive officers may be assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. If this occurs, there will be no accelerated vesting of unvested time-based restricted stock units, performance-based restricted stock units and stock options, unless the executive is involuntarily terminated (for reasons other than misconduct), within 24 months following the change in control. If the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company (or if the executive is involuntarily terminated), there will be accelerated vesting of unvested time-based restricted stock units, performance-based restricted stock units and stock options.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, the named executive officer will receive benefits under our life insurance plan or payments under our disability plan, as appropriate, plus any amounts payable under such executive’s employment agreement, if any.

Quantification of Payments Made Upon Death, Change in Control and Termination Without Cause

The following assumptions and principles apply with respect to the following table and any termination of a named executive officer:

•

The amounts shown in the table assume that each named executive officer was terminated on December 31, 2012, and include the estimate of any additional amounts that would be paid to the named executive officer on the occurrence of the termination event. The actual amounts that would be paid to a named executive officer can only be determined at the time of an actual termination event or change in control and may be materially different from the estimated amounts included in the table below. In some cases a release may be required before amounts would be payable.

•	A named executive officer is entitled to receive amounts earned during the term of his employment (such as his base salary) regardless of the manner in which his employment is terminated.

•

The estimated amounts included in the table only represent additional amounts that would be payable on the specific termination event. We have not included any amounts which have already been accrued in the name of and vested in the executive under our pension or other relevant plans and which are disclosed in the “Pension Benefits” table above.

•

The amounts estimated in the event of a change of control in the table include the amount a named executive officer is entitled to receive under the Amended and Restated 2005 Long Term Incentive Plan if the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. The amounts shown relating to performance-based restricted stock unit awards represent the value of these awards assuming achievement of target performance goals.

Named Executive Officer	Death	Qualifying Termination Following a Change in Control	Without Cause
Walter W. Turner (1)
Bonus	$494,203	$—	$—
Cash severance	—	—	—
Equity vesting	2,343,190	3,656,958	—
Health and welfare	—	—	—

	$2,837,393	$3,656,958	$—

Leroy M. Ball
Bonus	$212,716	$106,500	$—
Cash severance	—	699,600	—
Equity vesting	334,853	692,800	—
Health and welfare	—	18,548	—

	$547,569	$1,517,448	$—

Steven R. Lacy
Bonus	$204,413	$599,413	$401,913
Cash severance	—	724,800	720,618	(2)
Equity vesting	756,315	1,154,670	—
Health and welfare	—	33,825	30,030	(2)

	$960,728	$2,512,708	$1,152,561

Thomas D. Loadman
Bonus	$179,786	$107,768	$—
Cash severance	—	557,592	—
Equity vesting	480,673	783,244	—
Health and welfare	—	32,050	—

	$660,459	$1,480,654	$—

Mark R. McCormack
Bonus	$190,152	$139,861	$—
Cash severance	—	703,628	—
Equity vesting	456,903	749,189	—
Life insurance	724,920	—	—

	$1,371,975	$1,592,678	$—

Brian H. McCurrie
Bonus	$136,948	$528,948	$136,948
Cash severance	—	746,400	744,247	(2)
Equity vesting	740,062	1,137,380	—
Health and welfare	—	33,989	33,910	(2)

	$877,010	$2,446,717	$915,105

(1)	As the amounts in this table assume that the triggering termination events took place on December 31, 2012, the amounts shown for Mr. Turner do not reflect the terms of his employment agreement, which commenced on January 1, 2013. Please see “Employment Agreements” above for a description of Mr. Turner’s employment agreement, including provisions regarding potential payments upon termination or change in control.

(2)	Represents the incremental amount above the amount generally available to all salaried employees in the U.S.

Director Compensation

We have adopted a standard arrangement to compensate each of our non-employee directors. In 2012, each non-employee director received the following:

•	an annual cash payment of $50,000 (prorated for new directors serving less than 12 months);

•	a supplemental annual cash payment of $40,000 payable to the non-executive chairman;

•	the audit committee chair received an additional annual cash payment of $15,000;

•

the management development and compensation committee chair, the nominating and corporate governance committee chair and the safety, health and environmental committee chair each received an additional annual cash payment of $7,500;

•	an annual equity award of restricted stock units under our Amended and Restated 2005 Long Term Incentive Plan equal to the value of $85,000, which will vest on May 2, 2013;

•	a supplemental committee meeting attendance fee of $1,000 payable on a per meeting basis to committee members for any committee meetings in excess of six per year per committee; and

•	a supplemental board meeting attendance fee of $1,000 payable for each board meeting in excess of six per year.

We also reimburse directors for their out-of-pocket expenses incident to their service on the board and in connection with attendance at board meetings and the annual meeting of shareholders.

The annual equity award is issued to existing directors upon the date of our annual meeting. The annual equity award is issued to new directors upon the date that they are first elected to the board and is prorated for new directors serving less than twelve months. The actual number of restricted stock units to be granted to each non-employee director is determined on the grant date and is based upon the closing selling price per share of our common stock at the close of regular hours trading (i.e., before after-hours trading begins) on the NYSE as such price is officially quoted in the composite tape of transactions on the NYSE on the grant date. The annual equity award vests upon the earlier to occur of (a) the date which is 365 days after the grant date or (b) the date of the next annual meeting of the company, provided that, in both cases, the director remains in continuous service as a director of the company during such period. If a director terminates service prior to the vesting of his or her restricted stock units, the number of outstanding restricted stock units held by the director is prorated to reflect the director’s actual service since the grant date for such units and the director will receive, on the date of termination of service, shares reflecting such prorata amount.

2012 Director Compensation Table

The table below provides information concerning the compensation of our directors for 2012. Mr. Turner, who is also a named executive officer, is not included in the following table because his compensation is included in the Summary Compensation Table and he did not receive additional compensation as a director.

Name	Fees Earned or Paid in Cash		Stock Awards (1)	Total
David M. Hillenbrand	$91,000	(2)	$85,000	$176,000
Cynthia A. Baldwin	55,484	(3)	85,000	140,484
Sharon Feng	58,500	(4)	85,000	143,500
Albert J. Neupaver	52,000	(5)	85,000	137,000
James C. Stalder	65,000	(6)	85,000	150,000
Stephen R. Tritch	55,016	(7)	85,000	140,016
T. Michael Young	59,500	(8)	85,000	144,500

(1)	On May 8, 2012, each non-management member of the board of directors was granted 2,138 restricted stock units. The amounts in this column relating to the May 8, 2012 awards represent the grant date fair value of that grant, which is determined by multiplying the shares granted by $39.76 per share, the closing stock price on May 8, 2012. These award grant date fair values have been determined using the assumptions underlying the valuation of equity awards set forth in note 6 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, each non-management director owned 2,138 unvested restricted stock units.

(2)	In addition to the annual payment of $50,000, Dr. Hillenbrand also received an additional $40,000 for serving as chairman of the board and $1,000 in meeting fees.

(3)	Ms. Baldwin received an annual payment of $50,000, an additional $4,484 for serving as chair of the nominating and corporate governance committee from January 1, 2012 through August 6, 2012 and $1,000 in meeting fees.

(4)	Dr. Feng received an annual payment of $50,000, an additional $7,500 for serving as chair of the safety, health and environmental committee and $1,000 in meeting fees.

(5)	Mr. Neupaver received an annual payment of $50,000 and $2,000 in meeting fees.

(6)	Mr. Stalder received an annual payment of $50,000 and an additional $15,000 for serving as chair of the audit committee.

(7)	Mr. Tritch received an annual payment of $50,000, an additional $3,016 for serving as chair of the nominating and corporate governance committee from August 6, 2012 through December 31, 2012 and $2,000 in meeting fees.

(8)	Mr. Young received an annual payment of $50,000, an additional $7,500 for serving as chair of the management development and compensation committee and $2,000 in meeting fees.

Stock Ownership Guidelines for Our Non-Employee Directors

Our corporate governance guidelines provide that each non-management director is required to be an owner of our common stock in an amount (calculated based on the price of such common stock at the time of acquisition or its current fair market value, whichever is higher) equal to five times the annual cash retainer payable to the non-management director. For non-management directors, unvested restricted stock units count toward meeting the director stock ownership guidelines. Non-management directors incumbent as of March 22, 2007 had until March 22, 2012 to comply with the director stock ownership guidelines. Any director elected after that time has five years from the date of election to comply.

Calculating the number of shares required based on $40.88, the closing price of our stock on March 1, 2013, all of our non-management directors are in compliance with the terms and provisions of the stock ownership guidelines.

TRANSACTIONS WITH RELATED PERSONS

Policy Regarding Review of Related Party Transactions

The audit committee’s charter provides that the audit committee is responsible for reviewing and approving, or requesting review and approval by the board of, all proposed transactions with persons and entities that are considered to be “related persons” (as described below) which would be required to be disclosed in the proxy statement for our annual meeting and certain other filings in accordance with rules promulgated by the SEC (which we refer to as “reportable related party transactions”). We have not adopted a written policy with respect to the audit committee’s or the board’s review, approval or ratification of reportable related party transactions. However, we are prohibited under the indenture governing our senior debt obligations from engaging in certain transactions with, or for the benefit of, our affiliates as described below.

Our indenture prohibits us from entering into any transactions with, or for the benefit of, our affiliates, unless:

•	the terms of the transaction are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate;

•

if the transaction involves an amount over $10 million, the board has made a determination that the terms are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate and have approved the transaction by a resolution of the board; and

•

if the transaction involves an amount over $25 million, the board has received a written opinion from an independent financial advisor stating that the transaction is fair from a financial standpoint to the holders of our senior notes.

Some transactions have been carved out from these restrictions and are permitted even without meeting the conditions noted above. These include, among others:

•	loans or advances in the aggregate amount outstanding at any one time of $5 million or less to employees in the ordinary course of business in accordance with our past practices;

•

the payment of customary director, officer and employee compensation (including bonuses) and other benefits and indemnification arrangements, and agreements to register securities of directors, officers employees or other affiliates, provided such arrangements are approved by our board;

•	the issuance or sale of our capital stock (other than certain disqualified stock); and

•

any agreement in effect before December 1, 2009, and any amendments, renewals or replacements of these agreements (as long as the amendments, renewals or replacements are not disadvantageous to the holders of our senior notes when taken as a whole as compared to the original agreement).

Our reportable related party transaction described below falls within one of these exceptions.

Related Party Transaction in 2012

Chief Executive Officer’s Purchase of Company Bonds

On December 1, 2009, Mr. Turner, our chief executive officer, purchased $500,000 of Koppers Inc.’s 7.875% Senior Notes due 2019 (the “Senior Notes”) at the offering price of 98.311 percent, or $491,555. The largest aggregate amount of principal outstanding during 2012 was $500,000 and the amount outstanding as of March 27, 2013 was $500,000. No amount of the principal was paid during 2012 and the amount of interest paid during 2012 was $39,375. The Senior Notes will mature on December 1, 2019 and will bear interest at a rate of 7.875 percent per annum, payable semi-annually on December 1 and June 1 of each year, beginning on June 1, 2010. Additional interest began accruing from December 1, 2010. Mr. Turner purchased the Senior Notes on the same terms and conditions as purchasers for the remainder of the $295.0 million of Senior Notes.

AUDITORS

The audit committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the 2013 fiscal year. We have engaged Ernst & Young LLP for many years to audit our annual financial statements and our internal control over financial reporting and to perform audit-related and tax services. Representatives of Ernst & Young LLP are expected to be present at our annual meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to your appropriate questions.

During 2012 and 2011, we retained Ernst & Young LLP to provide services in the following categories and amounts. Audit fees include fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit related fees and tax fees include fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed or paid.

(Dollars in thousands)	2012	2011
Audit fees (1)	$1,811	$1,817
Audit-related fees (2)	4	14
Tax fees (3)	44	1,109
All other fees	—	—

	$1,859	$2,940

(1)	Fees related to professional services rendered for the audits of our consolidated financial statements included in our Annual Report on Form 10-K, quarterly reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and audits of internal control over financial reporting.

(2)	Fees related to assistance with international accounting matters.

(3)	Fees related to services for international tax planning and advice, tax compliance, and assistance with other international tax matters.

In February 2007, our audit committee adopted a written pre-approval policy, which requires the audit committee to generally pre-approve or specifically pre-approve all audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditor. Any pre-approvals made by the audit committee must specify the services covered by such pre-approvals in reasonable detail.

All proposals to engage the independent auditor to perform services that have been generally pre-approved by the audit committee will be submitted to the chief financial officer and must include a description of the services to be rendered that is sufficiently detailed so that management will not be called upon to make a judgment about whether the services are pre-approved.

Proposals to engage the independent auditor to provide services that require specific approval by the audit committee will be submitted to the committee by both the independent auditor and the chief financial officer.

The audit committee has designated our internal auditor to monitor the performance of all services provided by the independent auditor, to determine whether such services are in compliance with this policy and to report to the audit committee on a periodic basis on the results of its monitoring.

All generally pre-approved services may not extend for more than one year, unless the audit committee specifically provides for a different period.

The chairman of the audit committee has been delegated the authority by the audit committee to pre-approve proposed services by the independent auditor when the entire audit committee is unable to do so. The chairman must report all such pre-approvals to the audit committee at the next audit committee meeting.

The members of the audit committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that in their capacity as members of our board of directors and audit committee, they are not professionally engaged in the practice of auditing or accounting.

The services performed by Ernst & Young in 2012 were pre-approved in accordance with the audit committee pre-approval procedures. In so doing, the audit committee determined that the provision of these services is compatible with maintaining the independence of our independent auditor.

PROXY ITEM 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our named executive officers are identified on page 27, and the compensation of the named executive officers is described on pages 27 through 65, including the “Compensation Discussion and Analysis” on pages 27 to 65. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the company successfully in a competitive environment.

At our 2012 annual meeting of shareholders, our shareholders cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2012 annual meeting, and our shareholders overwhelmingly approved the proposal, with 98% of the votes cast in favor. At the 2011 annual meeting, we also asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our board of directors recommending an annual advisory vote. Because our board of directors views it as a good corporate governance practice, and because at our 2011 annual meeting 91% of the votes cast were in favor of an annual advisory vote, our board has adopted an annual advisory vote on executive compensation and we are again asking our shareholders to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Securities Exchange Act of 1934, as amended.”

Accordingly, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and pursuant to the regulations promulgated under the Securities Exchange Act of 1934, we are requesting your nonbinding vote on the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and described on pages 27 to 65 of the company’s Notice of Annual Meeting & Proxy Statement for the 2013 Annual Meeting of Shareholders, including the “Compensation Discussion and Analysis” and the compensation tables and narrative discussion, is hereby APPROVED.”

The board recommends that you vote “FOR” the resolution to approve the compensation paid to the company’s named executive officers.

The shareholder vote on this resolution is an advisory vote and therefore will not be binding on the company or on the board, and will not be construed as overruling any decision by the company or the board. The vote will not be construed to create or imply any change to the fiduciary duties of the company or the board, or to create or imply any additional fiduciary duties for the company or the board.

PROXY ITEM 3 — PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013

We are asking you to vote on a proposal by the audit committee to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2013 fiscal year.

Adoption of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013 requires the affirmative vote of a majority of votes cast on the proposal at the annual meeting by the holders of our common stock voting in person or by proxy at the annual meeting.

If the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013 is not ratified, the audit committee will reconsider its selection.

The board recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

PROXY ITEM 4 — SHAREHOLDER PROPOSAL REQUESTING ADOPTION OF MAJORITY VOTING

In accordance with SEC regulations, we include the following shareholder proposal plus any supporting statement exactly as submitted by the proponent. The California State Teachers’ Retirement System (“CalSTRS”) has submitted documentation indicating that it is the beneficial owner of 66,053 shares of our common stock. By mutual agreement, the following proposal will be presented at our annual meeting on their behalf:

BE IT RESOLVED:

That the shareholders of Koppers Holdings Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 80% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.

STATEMENT OF THE BOARD OF DIRECTORS:

Our shareholders currently elect directors using a plurality vote standard, which is the traditional standard for the election of directors of Pennsylvania corporations. Under a plurality vote standard, director nominees receiving the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election. Under the majority voting standard proposed by CalSTRS, nominees would be elected in non-contested elections by a majority of votes cast, while contested elections would continue to utilize a plurality vote standard. A non-contested election is one where the number of director nominees equals the number of directors to be elected, whereas in a contested election the number of director nominees exceeds the number of available board seats.

The board of directors recommends a vote against the proposal, based on the following factors:

•

The company has operated under a plurality vote standard since its incorporation and is not aware of any instance in which plurality voting prevented shareholders from either electing the directors they wanted to elect or otherwise expressing their dissatisfaction with any particular director or the board as a whole. As a practical matter, all of the directors have been elected by a vast majority of the shares over the past several years. In other words, a majority vote standard would not have affected the outcome of any prior election of directors.

•

Our board of directors operates as a team. The team functions best when directors have diverse individual talents that in combination work effectively together. This process has served the company well, resulting over the years in a board made up of directors of diverse background and experience, having unique talents that in combination create an effective decision-making body. A majority vote standard could result in key members of the team, with particularly unique and valuable talents, not being selected to serve. The loss of carefully chosen and nominated members could harm the board’s cohesiveness and effectiveness in promoting the interests of the company and its shareholders.

•

A majority vote standard could in operation lead to less, not more, shareholder input into the election of directors. Under Pennsylvania law, each incumbent director remains in office until his successor is elected. Where an incumbent director is nominated to succeed himself, the failure of the incumbent to receive a majority vote would mean that he would remain in office, since his successor has not been elected. The proposal contains no guidance on how to deal with this situation. If the director resigned, this would create a vacancy on the board which under Pennsylvania law can be filled by the remaining directors. Calling another shareholder meeting solely to vote on a nominee to fill this vacancy would be expensive and cumbersome. So the result of the shareholders rejecting a nominee under the majority vote standard could very likely result in the appointment of a substitute director who did not receive any “yes” votes from shareholders.

•

CalSTRS suggests this proposal is necessary to make the directors more accountable to the shareholders. The Company has already adopted corporate governance principles, consistent with best practices, to increase the transparency and accountability of the Company’s leadership to shareholders. In addition, our directors have the same fiduciary duties to shareholders whether they were elected by a plurality or majority vote.

At this time, the board believes that the proposal to institute majority voting is not in the shareholders’ best interests. The board therefore recommends that shareholders vote against the proposal.

The board recommends that you vote “AGAINST” the proposal to adopt majority voting.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of our stock. Directors and officers must furnish us with copies of these reports. We also assist our executive officers and directors with fulfilling these requirements based on information provided by our executive officers and directors and obtained from our internal records. Based on our review of the forms and directors and executive officers’ representations, we believe all directors and executive officers complied with the requirements in 2012, with the exception of one report on Form 4 for Cynthia A. Baldwin that was inadvertently filed late and one report on Form 4 for James T. Dietz that was inadvertently filed late.

Shareholder Proposals for the Next Annual Meeting

If you would like to have a shareholder proposal included in our proxy statement and proxy card for our 2014 annual meeting, your shareholder proposal must be received by our corporate secretary on or before November 27, 2013.

If you intend to present business for consideration at our 2014 annual meeting, you must give notice to our corporate secretary in accordance with Section 3.02 of our Bylaws (which are available on our website at www.koppers.com under “Corporate Governance”) and such business must otherwise be a proper matter for shareholder action. Under our Bylaws, your notice must be received by our corporate secretary no later than ten days after the meeting is first publicly announced in order to be timely given.

The proposal must set forth the following:

•	The name and address of the shareholder and the beneficial owner;

•	The class and number of shares owned by the shareholder and the beneficial owner;

•	A representation that the shareholder is the beneficial owner of stock entitled to vote at the annual meeting;

•	A representation that the shareholder intends to be present at the meeting in person or by proxy to present the proposal; and

•	A brief description of the proposal, the reasons for making the proposal and the interest of the shareholder (or person on whose behalf the shareholder is acting) in the proposal.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

March 27, 2013

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSAL 4.

1. PROPOSAL FOR ELECTION OF CLASS III DIRECTORS						+
Nominees:
	For	Withhold		For	Withhold
01 - David M. Hillenbrand, Ph.D.	☐	☐	02 - Louis L. Testoni	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐	3. PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013	☐	☐	☐

4. SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING FOR THE ELECTION OF DIRECTORS.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 2, 2013.

The Proxy Statement and the 2012 Annual Report to Shareholders are available at: www.rrdezproxy.com/2013/KoppersHoldings/

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Koppers Holdings Inc.

ANNUAL MEETING OF SHAREHOLDERS – MAY 2, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints Leroy M. Ball and Steven R. Lacy as Proxy to represent and to vote, as designated on the reverse, and in their discretion on any other business which may properly come before the Annual Meeting of Shareholders (the “Annual Meeting”), all the shares of stock of Koppers Holdings Inc. held of record by the undersigned on March 12, 2013, at the Annual Meeting to be held on May 2, 2013, or any adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted for all listed nominees and in accordance with the recommendation of the Board of Directors on the other matters referred to on the reverse side and in the discretion of Leroy M. Ball and Steven R. Lacy on such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSAL 4.

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)